Exhibit 2.1

STOCK PURCHASE AGREEMENT

AMONG

PALACE ENTERTAINMENT, INC.,

FESTIVAL FUN PARKS, LLC

AND

PALACE ENTERTAINMENT HOLDINGS, INC.

FEBRUARY 9, 2006

Exhibit 2.1

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of February 9, 2006, (the “Agreement”), by and among Palace Entertainment, Inc., a Delaware corporation (the “Seller”), Festival Fun Parks, LLC, a Delaware limited liability company (the “Company”), and Palace Entertainment Holdings, Inc., a Delaware corporation (the “Buyer”). This Agreement shall be effective as among all the parties, if at all, only when and if executed by the Buyer on or before 5:00 p.m., New York time on the date 12 days following February 9, 2006, but, in consideration of Buyer’s reliance on the agreement and commitment of Seller and the Company as set forth herein as the result of which Buyer will incur direct and indirect fees and expenses related to confirmatory due diligence and negotiating financing commitments and for other good and valuable consideration, shall be binding upon Seller and the Company upon their execution of this Agreement and until such time that Buyer fails to notify Seller and the Company pursuant to Section 12.1 hereof of Buyer’s acceptance of this Agreement (as evidenced by its execution hereof) within the time period set forth above.

WHEREAS, the Seller owns all of the issued and outstanding Equity Securities (as hereinafter defined) of the Company (collectively, the “Purchased Securities”);

WHEREAS, the Board of Directors of each of the Company and Seller, Seller as the sole member of the Company and the stockholders of Seller each have authorized and approved the sale of the Purchased Securities to Buyer on the terms set forth herein; and

WHEREAS, the Seller desires to sell the Purchased Securities to the Buyer, and the Buyer desires to purchase the Purchased Securities from the Seller, upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other valuable consideration, the sufficiency and receipt of which is hereby acknowledged, and intending to be legally bound hereby, Seller, the Company and Buyer (each, a “Party” and collectively, the “Parties”) hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1                                 Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.

“Adjusted Current Assets” shall mean all current assets of the Company (excluding Cash), in each case determined as of the Balance Sheet Date in accordance with GAAP and in a manner consistent with the accounting policies, procedures and practices used for the preparation of the September 30, 2005 audited balance sheet of the Seller. For the avoidance of doubt, receivables generated by the use of credit cards by customers shall be included in the definition of trade accounts receivables. Adjusted Current Assets shall not include: (i) any intercompany, Affiliate or related party assets of any type, (ii) accounts receivable greater than 90 days past due, (iii) any shareholder loans, and (iv) any deferred taxes and any income tax receivables.

“Adjusted Current Liabilities” shall mean all current liabilities of the Company and any long-term liabilities that were classified on the audited balance sheet as of September 30, 2005 as current liabilities, other than any deferred taxes and any income taxes payable and unclaimed property, in each case calculated as of the Balance Sheet Date in accordance with GAAP and in a manner consistent with the accounting policies, procedures and practices used for the preparation of the September 30, 2005 audited balance sheet of the Seller. Notwithstanding the foregoing, Transaction Expenses, Professional Expenses paid on or before January 31, 2006, Professional Expenses appearing on the Closing Transaction Expenses Certificate, the current portion of long-term Company Debt, and accrued interest on Company Debt (including fees and expenses arising under the Company Debt) shall not be included in the determination of Adjusted Current Liabilities. For the avoidance of doubt, accrued self-insurance included in the calculation of Adjusted Current Liabilities shall reflect only the following changes from the balance set forth on the Seller’s September 30, 2005 audited balance sheet: (i) reductions due to actual cash payments to settle claims in an amount limited to the amount accrued for each such settled claim as set forth on the balance sheet of the Seller as of September 30, 2005; and (ii) increases for actual self-insurance expense in an amount equal to budgeted accruals set forth on Schedule 1.2.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person. The term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

“Ancillary Agreements” means any other agreements, instruments and documents delivered at the Closing in connection with the transactions contemplated by this Agreement.

“Another Transaction” means (A) the sale of ten percent (10%) or more of the assets of the Company (other than the sale of inventory in the ordinary course of business) or any sale, merger, consolidation, public offering, reorganization, dissolution, recapitalization, business combination or similar transaction involving the Company or any of the Company’s Capital Stock (or rights to acquire such Capital Stock) or (B) the recapitalization of the Company’s outstanding Indebtedness and/or Equity Securities.

“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.

“Balance Sheet Date” means January 31, 2006.

“Benefit Plan” means any “employee benefit plan” within the meaning of section 3(3) of ERISA (whether or not subject to ERISA) and any other material employee benefit plan, program or arrangement of any kind.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in Los Angeles, California are authorized or required by Law to close.

“Buyer Material Adverse Effect” means any material adverse effect on the ability of the Buyer to perform its obligations under this Agreement and the Ancillary Agreements, as applicable.

“Capital Stock” means (a) in the case of a corporation, its shares of capital stock, (b) in the case of a partnership or limited liability company, its partnership or membership interests or units (whether general or limited), and (c) any other interest that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity.

“Cash” means cash and cash equivalents of the Company, including, but not limited to, petty cash and cash in ATMs.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Debt” means all Indebtedness of the Company and its Subsidiaries for borrowed money, represented by notes, bonds or similar instruments, letter of credit reimbursement agreements (exclusive of issuance and maintenance fees and contingent reimbursement obligations with respect to undrawn letters of credit), and other obligations for funded indebtedness or guarantees by the Company of the funded indebtedness of any other Person (without duplication), in each case together with all accrued interest thereon and applicable prepayment premiums, and the unamortized discount of any Indebtedness, including Indebtedness owed pursuant to (i) the Credit Agreement, (ii) the Senior Secured Subordinated Note Agreement, and (iii) the Second Amended and Restated Subordinated Note Agreement.

“Company Material Adverse Effect” means any change or effect that is materially adverse to the business or financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or a change or effect in such business, financial condition or results of operation that would prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of the Company to perform its obligations under this Agreement, other than any such effect or change, directly or indirectly, (a) resulting from or arising in connection with (i) changes in general U.S. political, economic, financial, capital market or conditions generally affecting the industry in which the Company and its Subsidiaries operate, (ii) changes arising out of any adopted legislation, or any other proposal or enactment by any Governmental Entity, (iii) the announcement or other disclosure of this Agreement or the transactions contemplated hereby, or (iv) any breach by the Buyer of this Agreement, or (b) attributable solely to the fact that the prospective owner of the Company and its Subsidiaries is the Buyer or any Affiliate of the Buyer.

“Contract” means any written or oral agreement, contract, commitment or arrangement.

“Credit Agreement” means that certain Credit Agreement, dated as of July 5, 2002, by and among Antares Capital Corporation, as the Agent, The Royal Bank of Scotland plc, as Syndication Agent, Madison Capital Funding LLC, as Documentation Agent, the Lenders party thereto, the Seller and the Company, as amended by the First Amendment to Loan Documents, dated as of February 20, 2003, the Amended and Restated Forbearance Agreement, dated as of September 9, 2003 (as amended), the Second Amendment to Loan Documents dated as of January 5, 2004, and the Third Amendment to Loan Documents dated as of May 19, 2004, and the Fourth Amendment to Loan Documents dated as of April 1, 2005, and the Fifth Amendment to Loan Documents dated as of December 29, 2005.

“Equity Securities” means (a) shares of Capital Stock, and (b) options, warrants or other rights convertible into, or exercisable or exchangeable for, directly or indirectly, or otherwise entitling any Person to acquire, directly or indirectly, shares of Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person that at any relevant time is considered a single employer with any of Seller, the Company or any of their Subsidiaries under section 414 of the Code.

“Escrow Agreement” means that certain Escrow Agreement, dated as of the Closing Date, by and among the Escrow Agent, the Buyer and the Seller, as amended, restated or otherwise modified from time to time in accordance with the terms thereof, in a form reasonably acceptable to Buyer and Seller.

“Excess Residual Value” means the amount equal to (a) the Purchase Price less (b) the sum of (i) the total amount of Company Debt outstanding as of the Balance Sheet Date, (ii) any fees and expenses owed with respect to Company Debt arising from a default or event of default thereunder between the Balance Sheet Date and the Closing Date, any default interest accrued between the Balance Sheet Date and the Closing Date, and any premiums or fees payable in connection with any amendment of Company Debt entered into between the Balance Sheet Date and the Closing Date, and any premiums or fees payable in connection with the repayment of Company Debt on the Closing Date (but only to the extent such premiums or fees exceed the premiums or fees that otherwise have been payable on the Balance Sheet Date), (iii) the Escrow Amount, (iv) the Transaction Expenses and Professional Expenses of the Company set forth on the Closing Transaction Expenses Certificate, and (v) the amount due under the Incentive Plan.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder.

“Improvements” means all buildings, structures, improvements and fixtures located on any Leased Real Property, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of the Lease for such Leased Real Property.

“Incentive Plan” shall mean that certain Palace Entertainment, Inc. Transaction Incentive Plan, dated May 10, 2005, as amended, pursuant to the terms of which eleven executives or directors of Seller are to be paid a bonus upon the Closing, provided that such bonuses in the aggregate shall be in an amount not to exceed $770,000.

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business; (d) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (e) any prepayment penalties incurred in connection with the payment of any of the foregoing prior to maturity thereof; and (f) any guaranty of any of the foregoing.

“Indemnitee” means any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.

“Indemnitor” means any Party from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

“Jefferies” means Jefferies & Company, Inc.

“Knowledge of the Company” or any similar phrase means the actual knowledge, after reasonable inquiry, of the following persons: Larry Cochran, Dale Ciciora, Lloyd Butterfield, Chip Cleary, Russ Owens, Michael Glennan and Jim Prager.

“Law” means any statute, law, ordinance, code, executive order, injunction, judgment, decree, permit, license, rule or regulation of any Governmental Entity.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, hypothecation encumbrance, adverse claim or restriction of any kind or character, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, whether voluntarily incurred or arising by operation of law.

“Loss” means any loss, liability, claim, damage, expense (including reasonable attorneys’ fees), whether or not involving a third party claim.

“Net Working Capital” means the Adjusted Current Assets of the Company and its Subsidiaries, as a whole, minus the Adjusted Current Liabilities of the Company and its Subsidiaries, as a whole.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, certificate of limited partnership, certificate of formation, partnership agreement, limited liability company agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended through the date of this Agreement).

“Permitted Liens” means (a) Liens for Taxes that are not yet due and payable as of the Closing Date or that may hereafter be paid without material penalty or that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (b) statutory Liens of landlords and workers’, carriers’, materialmens’, suppliers’ and mechanics’ or other like Liens incurred in the ordinary course of business, (c) nonmonetary Liens and encroachments which do not materially interfere with the present use and value of the properties they affect, (d) Liens that will be released prior to or as of the Closing, and (e) Liens set forth on Schedule 1.3.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Post-Closing Period” means any taxable period or portion thereof beginning after the Closing Date. If a taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Period.

“Pre-Closing Period” means any taxable period or portion thereof that is not a Post-Closing Period.

“Professional Expenses” means fees and expenses accrued or otherwise owing by the Seller, the Company or any of their respective Subsidiaries or Affiliates to its outside professionals, agents and advisors (without duplication of Transaction Expenses), including, but not limited to, Windward and/or its Affiliates; Skadden, Arps, Slate, Meagher & Flom LLP; and Deloitte & Touche LLP, other than expenses with respect to Buyer’s financing that arise from (x) Buyer’s engagement of such Person or (y) the engagement of such Person by the Company at the request of Buyer (including Deloitte & Touche LLP with respect to the audit of Seller’s 2005 fiscal year financial statements for the period between October 1, 2005 and December 31, 2005).

“Reserves” shall means reserves established on the balance sheet of the Company, as determined in accordance with GAAP and in a manner consistent with the accounting policies, procedures and practices used for the preparation of the September 30, 2005 audited balance sheet of the Seller and that are of the same type and nature consistent with the reserves set forth on Schedule 11.6(b).

“Second Amended and Restated Subordinated Note Agreement” means that certain Second Amended and Restated Subordinated Note Agreement by and among the Seller, the Company and the other parties thereto dated as of January 4, 2005, as amended by that certain Amendment to the Second Amended and Restated Subordinated Note Agreement dated as of May 19, 2004, and as amended by that certain Second Amendment to the Second Amended and Restated Subordinated Note Agreement dated as of December 29, 2005.

“Seller Material Adverse Effect” means any material adverse effect on the ability of Seller to perform its obligations under this Agreement and the Ancillary Agreements, as applicable.

“Senior Secured Subordinated Note Agreement” means that certain Senior Secured Subordinated Note Agreement by and among the Seller, the Company, Windward Capital Partners II, L.P., Windward Capital LP II, LLC, and Windward Capital Management, LLC, in its capacity as Agent, dated as of January 5, 2004, as amended by that certain First Amendment to Note Documents dated as of May 19, 2004, as further amended by that certain Second Amendment to Note Documents dated as of December 29, 2005.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries), owns, directly or indirectly, more than fifty percent (50%) of the

Capital Stock or other equity interests the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (b) generally entitled to share in the profits or capital of such legal entity.

“Target Net Working Capital” shall mean negative $4,808,000.

“Tax” or “Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, license, payroll, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duty, capital stock, severance, stamp, payroll, sales, employment, social security (or similar), unemployment, disability, use, personal and real property, withholding, excise, production, sales, transfer, registration, alternative or add-on minimum, value added, estimated, occupancy and other taxes of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Expenses” means the unpaid fees and expenses (including, but not limited to, transaction fees and other fees of any type) with respect to the Acquisition or any proposed or contemplated Another Transaction (including for this purpose any amendments to the Company Debt) of the Company’s or Seller’s financial advisor Jefferies & Company, Inc.; legal counsel Paul, Hastings, Janofsky & Walker LLP; and Windward and its Affiliates.

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer Taxes and any similar Taxes.

“Treasury Regulations” means the federal income Tax regulations promulgated under the Code.

“Windward” means Windward Capital Management, LLC, a Delaware limited liability company.

“$” means United States dollars.

1.2                                 Other Defined Terms. The following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below:

Accounting Referee	2.6(d)
Acquisition	2.1
Action	4.13
Agents	7.1(b)

Agreement	Preamble
Applicable Survival Period	11.1(c)
Balance Sheet Cash	2.6(c)
Balance Sheet Reserve	2.6(c)
Balance Sheet Working Capital	2.6(c)
Base Identification Period	11.1(a)
Buyer	Preamble
Buyer Disclosure Schedule	Preamble to Article V
Buyer Indemnitees	11.2(a)
Cash Estimate	2.6(a)
Cash Surplus	2.6(e)
CERCLA	4.16
Closing	2.3
Closing Date	2.3
Closing Purchase Price	2.1
Closing Transaction Expense Certificate	12.3
COBRA	4.14
Commitment Letters	5.5
Company	Preamble
Company Benefit Plan	4.14
Company Debt Amount	2.2
Company Disclosure Schedule	Preamble to Article IV
Company Intellectual Property	4.10(c)
Company Licenses	4.10(c)
Company Owned Intellectual Property	4.10(b)
Confidential Information	7.1(a)(i)
Continuing Employees	7.3(a)
Core Representations	11.1(a)
Deductible	11.2(b)
Environmental Laws	4.16
Escrow Agent	2.4
Escrow Amount	2.4
Estimated Balance Sheet Statement	2.6(a)
Estimated Working Capital	2.6(a)
Fair Market Value Statement	8.4(g)

Final Cash	2.6(d)
Final Reserve	2.6(d)
Final Working Capital	2.6(d)
Financial Statements	4.5
Hazardous Substance	4.16
Indemnification Escrow	2.8
Indemnity Cap	11.2(b)
Intellectual Property	4.10(a)
Leased Real Property	4.9(b)
Leases	4.9(b)
Liquor License Holders	6.12(a)
MAE Notice	6.6
Material Contract	4.12(b)
Most Recent Fiscal Month End	4.5(a)
Notice of Claim	11.4(a)
Notice of Disagreement	2.6(d)
Objection Period	2.6(d)
Offering Documents	6.11(a)
Payoff Certificate	2.2
Policies	4.17
Purchase Price	2.1
Reports	7.1(a)(i)
S-1 Financial Statements	6.11(b)
Section 338(h)(10) Election	8.4(f)
Seller Disclosure Schedule	Preamble to Article III
Seller Indemnitees	11.3(a)
Subsidiary Shares	4.3(b)
Third Party Claim	11.4(a)
Third Party Defenses	11.4(b)
Third Party Licenses	4.10(c)
WARN Act	4.15(b)
Working Capital Escrow	2.8
Working Capital Shortfall	2.6(e)
Working Capital Statement	2.6(c)
Working Capital Surplus	2.6(e)

1.3                                 Construction. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:  (a) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (c) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified; (e) the word “include”, “includes”, and “including” when used in this Agreement shall be deemed to by the words “without limitation”, unless otherwise specified; and (f) a reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.

ARTICLE II

PURCHASE AND SALE

2.1                                 Purchase and Sale of the Purchased Securities. Upon the terms and subject to the conditions of this Agreement, at the Closing the Seller shall sell to the Buyer, and the Buyer shall purchase from the Seller, all right, title and interest of Seller in and to the Purchased Securities. The aggregate purchase price (the “Purchase Price”) for all of the Purchased Securities is equal to $192,000,000 plus the Cash Estimate, less the debt component of any capitalized leases as determined in accordance with GAAP, consistently applied, that remain outstanding following the Closing, all in cash, subject to adjustment in accordance with Section 2.6. The Purchase Price shall be increased by (i) the amount by which revolving loans made in accordance with Section 6.2(f) result in the Company Debt outstanding immediately prior to the Closing exceeding Company Debt outstanding as of the Balance Sheet Date, (ii) the principal amount of the Term Loan C, the proceeds of which shall be used to pay down the revolver balance under the Credit Agreement or to provide cash to the Company, issued on or after the Balance Sheet Date pursuant to the terms of the Credit Agreement, (iii) the principal amount of Senior Secured Subordinated Notes issued after the Balance Sheet Date, in lieu of cash interest payments otherwise due to the holders thereof, and for “payment-in-kind” interest payments, pursuant to the terms of the Senior Secured Subordinated Note Agreement and the Second Amended and Restated Subordinated Note Agreement, (iv) the principal amount of Subordinated Notes, issued as “payment-in-kind” interest payments, issued after the Balance Sheet Date pursuant to the Second Amended and Restated Subordinated Note Agreement, (v) the principal amount of any other Indebtedness permitted under the terms of this Agreement issued after the Balance Sheet Date, and (vi) any interest (other than default interest arising as a result of a default or event of default, but only to the extent such default interest is in excess of the interest rate otherwise applicable) that accrues on the Company Debt outstanding as of the Balance Sheet Date or the Indebtedness described in clauses (i) through (v) above, and the resulting amount shall be referred to herein as the “Closing Purchase Price” and shall be paid as provided in Section 2.4. For the avoidance of doubt, the adjustments to the Purchase Price set forth in the preceding sentence shall not take into consideration, and there shall be no adjustment in respect of, the amortization of any discount on Company Debt. The purchase and sale of the Purchased Securities is referred to in this Agreement as the “Acquisition.”

2.2                                 Repayment of Company Debt. Not less than three (3) Business Days prior to the Closing, the Seller shall cause to be delivered to the Buyer a certificate (the “Pay-off Certificate”) setting forth the amount of Company Debt that will be outstanding immediately prior to the Closing, together with pay-off letters specifying the pay-off amount (including principal, interest, and any premiums, penalties or fees payable in connection therewith), UCC-3 Termination Statements and the pay-off instructions for all such Company Debt, if any (the aggregate of such amount, the “Company Debt Amount”). The Company Debt Amount shall be repaid at the Closing, in accordance with Section 2.4 below. For the avoidance of doubt, the Company Debt Amount shall not include the debt component of capitalized leases as determined in accordance with GAAP, consistently applied, that remain outstanding following the Closing.

2.3                                 Closing Date. The closing of the Acquisition (the “Closing”) shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York 10022 on a date to be specified by the parties which shall be no later than two (2) Business Days after satisfaction (or waiver as provided herein to the extent permitted) of the conditions set forth in Article IX (other than those conditions that by their nature will be satisfied at the Closing), unless another time, date and/or place is agreed to in writing by the parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

2.4                                 Payment of Closing Purchase Price. At the Closing, Buyer shall pay the Closing Purchase Price as follows by wire transfer of immediately available funds: (i) pay in full the Company Debt Amount outstanding as of the Closing Date, in accordance with the pay-off instructions included with the Pay-off Certificate; (ii) pay an amount equal to $3,500,000 (the “Escrow Amount”) to Citibank, N.A., as escrow agent (the “Escrow Agent”) pursuant to the Escrow Agreement; (iii) pay an amount equal to the Transaction Expenses and Professional Expenses of the Company set forth on the Closing Transaction Expenses Certificate to the Seller; (iv) pay the amount due under the Incentive Plan to the Seller; and (v) pay the Excess Residual Value to the Seller.

2.5                                 Deliveries at the Closing. At the Closing:

(a)                                  The Company or the Seller, as the case may be, shall (x) deliver to Buyer the various certificates, instruments, and documents referred to in Section 9.2 below, (y) remit the amount received in respect of the Incentive Plan to the executives of the Company entitled to payment thereof and (z) pay the Transaction Expenses to the professionals identified on the Closing Transaction Expenses Certificate.

(b)                                 Buyer shall deliver the Closing Purchase Price as contemplated by Section 2.4 above and shall deliver to the Company, the various certificates, instruments and documents referred to in Section 9.3 below.

2.6                                 Determination of Working Capital and Cash Adjustments.

(a)                                  The Company shall prepare in good faith and deliver to Buyer, at any time which is at least five (5) days prior to the Closing Date, a statement (the “Estimated Balance Sheet Statement”) of the estimated Net Working Capital of the Company as of the Balance Sheet Date (the “Estimated Working Capital”) and a separate statement of estimated Cash of the Company as of the Balance Sheet Date (the “Cash Estimate”), together with a reasonably detailed worksheet setting forth the calculation of the Estimated Working Capital and Cash Estimate and a certificate of the Chief Financial Officer of the Company stating that the Estimated Balance Sheet Statement and the accompanying calculation of Estimated Working Capital and Cash Estimate were prepared by the Company in good faith and in a manner consistent with GAAP consistently applied and presents fairly the balance sheet items of the Company reflected thereon as of the date thereof. An illustrative example of the Net Working Capital calculation is set forth on Exhibit A. Buyer shall have until the Closing Date, but in no event less than five (5) days following its receipt of the Estimated Balance Sheet Statement, to accept or dispute the accuracy of the Estimated Balance Sheet Statement, the Estimated Working Capital and the Cash Estimate. During such time (and continuing during the period referred to in Section 2.6(c) below), Buyer and its accountant shall be permitted to review the pertinent accounting books and records and work papers of the Company used in the preparation of the Estimated Balance Sheet Statement  (provided the Buyer has delivered a release satisfactory to the accounting firm which prepared the working papers) and (where applicable) to meet with the Company’s accountant to discuss the matters set forth in the Estimated Balance Sheet Statement, in each case, during regular business hours and upon reasonable prior written notice to Seller or its accountant (as the case may be). If on or before the Closing Date, Buyer has not given any such notice to the Company, Buyer shall be deemed to have accepted the accuracy of the Estimated Balance Sheet Statement. If Buyer disputes the accuracy of the Estimated Balance Sheet Statement, Buyer shall in the notice of such dispute set forth in reasonable detail those items that Buyer believes are not fairly presented or calculated and the reasons for such opinion. The parties shall then meet and in good faith try to resolve their disagreements over the disputed items prior to the Closing. In the event that the parties fail to resolve their disagreements over the disputed items prior to the Closing, the Estimated Working Capital and Cash Estimate as set forth on the Estimated Balance Sheet Statement with those modifications, if any, to which the parties shall have agreed shall be deemed to be the Estimated Working Capital and Cash Estimate.

(b)                                 The Purchase Price shall be (x) increased to the extent that the Estimated Working Capital, as determined in accordance with Section 2.6(a), is more than Target Net Working Capital  (i.e., there is a decrease in the working capital deficit) or (y) decreased to the extent that the Estimated Working Capital, as determined in accordance with Section 2.6 (a), is less than the Target Net Working Capital (i.e., there is an increase in the working capital deficit).

(c)                                  Buyer shall prepare and deliver to Seller not more than thirty (30) days following the Closing Date, a statement (the “Working Capital Statement”) of the Net Working Capital of the Company as of the Balance Sheet Date (the “Balance Sheet Working Capital”), a separate statement of Cash of the Company as of the Balance Sheet Date (the “Balance Sheet Cash”) and, solely for purposes of Section 11.6(b), a separate statement of the Reserves established with respect to categories of Loss (the “Balance Sheet Reserve”), which shall include a reasonably detailed worksheet setting forth a calculation of Balance Sheet Working Capital, Balance Sheet Cash and Balance Sheet Reserve.

(d)                                 Seller shall have thirty (30) days following its receipt of the Working Capital Statement (the “Objection Period”) to accept or dispute the accuracy of the Working Capital Statement. During the Objection Period, Seller and its accountant shall be permitted to review the pertinent accounting books and records and work papers of the Company used in the preparation of the Working Capital Statement  (provided the Seller have delivered a release satisfactory to the accounting firm which prepared the working papers) and (where applicable) to meet with the Company’s accountant to discuss the matters set forth in the Working Capital Statement, in each case, during regular business hours and upon reasonable prior written notice to Buyer or its accountant (as the case may be). If Seller has not given any such written notice to Buyer on or prior to the expiration of the Objection Period, Seller shall be deemed to have accepted the accuracy of the Working Capital Statement, and the Balance Sheet Working Capital shall be deemed to be the final amount of Net Working Capital as set forth in the Working Capital Statement (the “Final Working Capital”), the Balance Sheet Cash shall be deemed to be the final amount of Cash as set forth in the Working Capital Statement (the “Final Cash”) and the Balance Sheet Reserve shall be deemed to be the final amount of reserves as set forth in the Working Capital Statement (the “Final Reserve”). If Seller disputes the accuracy of the Working Capital Statement, Seller shall in the notice of such dispute set forth in reasonable detail those items that Seller believes are not fairly presented or calculated and the reasons for such opinion. The parties shall then meet and in good faith try to resolve their disagreements over the disputed items. If the parties resolve their disagreements in accordance with the foregoing sentence, the Balance Sheet Working Capital, Balance Sheet Cash and Balance Sheet Reserve with those modifications, if any, to which the parties shall have agreed shall be deemed to be the Final Working Capital, Final Cash and Final Reserve, respectively. If the parties have not resolved their disagreements over the disputed items within twenty (20) days after Seller provides notice of dispute, the parties shall forthwith jointly submit a written notice of the disputed items (the “Notice of Disagreement”) to Ernst & Young LLP, or such other accounting expert that is reasonably satisfactory to the Seller and the Company (the “Accounting Referee”). The Accounting Referee shall determine, based solely on the provisions of this Agreement and the presentations by Seller and Buyer and their respective representatives, and not by independent review, only the appropriate amount, inclusion or omission of the disputed items, and shall modify the Balance Sheet Working Capital to conform to its determination within twenty (20) days after it has been engaged. In resolving any disputed item, the Accounting Referee:  (x) shall limit its review to matters specifically set forth in the Notice of Disagreement as a disputed item, (y) shall further limit its review to whether the Balance Sheet Working Capital,  Balance Sheet Cash and Balance Sheet Reserve is mathematically accurate and has been prepared in accordance with the definition of Net Working Capital, Cash and Reserves and (z) shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The determination of the Accounting Referee shall not, in the absence of manifest error, be subject to contest. The fees and expenses of the Accounting Referee shall be borne one-half by Seller and one-half by Buyer.

(e)                                  Subject to Section 2.8, within three (3) days after the final determination of the Final Working Capital in accordance with Section 2.6(d) above, (i) if the Final Working Capital (as finally determined in accordance with this Section 2.6) is more than the Estimated Working Capital (the “Working Capital Surplus”), Buyer shall pay to Seller, by wire transfer in immediately available U.S. funds to an account or accounts as designated in writing by Seller, an amount equal to the difference between the Final Working Capital and the Estimated Working Capital and (ii) if the Balance Sheet Working Capital (as finally determined in accordance with this Section 2.6) is less than the Estimated Working Capital (the “Working Capital Shortfall”), Seller shall pay to Buyer, by wire transfer in immediately available U.S. funds to an account designated in writing by Buyer, an amount equal to the difference between the Estimated Working Capital and the Final Working Capital. Subject to Section 2.8, within three (3) days after the final determination of the Final Cash, in accordance with Section 2.6(d) above, (i) if the Final Cash (as finally determined in accordance with this Section 2.6) is more than the Cash Estimate (the “Cash Surplus”), Buyer shall pay to Seller, by wire transfer in immediately available U.S. funds to an account or accounts as designated in writing by Seller, an amount equal to the difference between the Final Cash and the Estimated Cash and (ii) if the Final Cash (as finally determined in accordance with this Section 2.6) is less than the Cash Estimate (the “Cash Shortfall”), Seller shall pay to Buyer, by wire transfer in immediately available U.S. funds to an account designated in writing by Buyer, an amount equal to the difference between the Cash Estimate and the Final Cash.

2.7                                 Certificate. On the date hereof, Seller shall have delivered to Buyer a certificate, dated as of the date hereof and executed by the Secretary of the Company and Seller, certifying to: (i) a copy of the true and correct copy of the limited liability company agreement of the Company, (ii) the resolutions of the Board of Directors and member of the Company authorizing and approving the execution and delivery of this Agreement by the Company, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby, (iii) the resolutions of the Board of Directors and stockholders of the Seller authorizing and approving the execution and delivery of this Agreement by the Company, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby and (iv) the undertaking of certain stockholders of the Seller that receive distributions from Seller of any portion of the Excess Residual Value to indemnify, defend and hold harmless Buyer, on a several, and not joint and several, basis in proportion to the share of the Excess Residual Value actually received by each such stockholder, in accordance with the last sentence of Section 11.2(b) for Losses up the portion of the Excess Residual Value paid to Seller.

2.8                                 Escrow.

(a)                                  The Escrow Amount shall be comprised of two separate and distinct amounts: (i) $3,000,000 of the Escrow Amount (the “Indemnification Escrow”) shall be used to satisfy Losses, if any, for which the Buyer Indemnitees are entitled to indemnification or reimbursement in accordance with Article XI hereof, and to satisfy the Working Capital Shortfall, if any, described in Section 2.6(e) hereof to the extent such shortfall exceeds the Working Capital Escrow, and (ii) $500,000 of the Escrow Amount (the “Working Capital Escrow”) shall be used to satisfy the Working Capital Shortfall, if any, described in Section 2.6(e) hereof and for any payment required to be made with respect to unclaimed property under Section 11.2(a)(v).

(b)                                 Promptly following the expiration of the Net Working Capital adjustment period as set forth in Section 2.6 and resolution of all disputes, if any, regarding the Final Working Capital and Final Cash, the Working Capital Escrow portion of the Escrow Amount shall be disbursed as follows: (i) if there exists a Working Capital Shortfall or Cash Shortfall, Buyer shall be entitled to an amount equal to the Working Capital Shortfall and/or Cash Shortfall and the remainder of the Working Capital Escrow portion of the Escrow Amount, if any, shall be released to Seller, provided, however, if the Working Capital Shortfall and/or Cash Shortfall exceeds the Working Capital Escrow portion of the Escrow Amount, then Buyer shall be entitled to the entire Working Capital Escrow portion of the Escrow Amount, and if Seller fails to pay such amount, a disbursement from the Indemnification Escrow portion of the Escrow Amount in an amount equal to the sum of the Working Capital Shortfall and Cash Shortfall less the Working Capital Escrow; and (ii) if there exists a Working Capital Surplus and Cash Surplus, the entire Working Capital Escrow portion of the Escrow Amount shall be released (less any Loss paid to Buyer pursuant to Section 11.2(a)(v) prior to such date) to Seller and Buyer shall pay to Seller the amount of the Working Capital Surplus and Cash Surplus in accordance with Section 2.6(e).

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO SELLER

Seller represents and warrants to the Buyer as follows, except as set forth in the disclosure schedule accompanying this Agreement, which is attached to this Agreement and is designated therein as being the “seller disclosure schedule” (the “Seller Disclosure Schedule”). The Seller Disclosure Schedule has been arranged, for purposes of convenience only, in sections corresponding to the Sections of this Article III. Each section of the Seller Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other section of the Seller Disclosure Schedule if, by nature of the disclosure, a reasonable person would believe that such disclosure should be repeated, regardless of whether a specific cross reference is made.

3.1                                 Organization and Good Standing. Seller is duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and is duly qualified to do business and is in good standing as a foreign entity in each other jurisdiction in which it owns or conducts any business so as to require such qualification, except where the failure to be so qualified would not reasonably be expected to have a Seller Material Adverse Effect.

3.2                                 Capitalization. Seller is the record and beneficial owner of the Purchased Securities. Upon transfer of the Purchased Securities to the Buyer in accordance with the terms of this Agreement, the Buyer will receive valid title to such Purchased Securities, free and clear of Liens (other than Liens created through the Buyer). Other than this Agreement and the limited liability company agreement of the Company dated June 23, 1998, the Purchased Interests are not subject to any Contract, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Purchased Interests. Other than the Purchased Securities, Seller has no other share capital of or other ownership interests in or rights to acquire Capital Stock of the Company or any of its Subsidiaries. Immediately after the Closing, Seller will not be a party to or bound by and will not have any options, calls, Contracts or rights of any character (including conversion or preemptive rights) relating to any issued or unissued Capital Stock in the Company or any of its Subsidiaries or any Capital Stock issued or to be issued by the Company or any of its Subsidiaries, or any other debt or equity security issued or to be issued by the Company or any of its Subsidiaries, including any agreement, instrument or understanding, or order or decree with respect to the voting of or that would restrict the transfer by such Seller of the Purchased Interests pursuant to this Agreement.

3.3                                 Authority and Enforceability. Seller has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to consummate the sale of the Purchased Securities. The execution, delivery and performance by Seller of this Agreement, and all other agreements contemplated hereby to which Seller is a party, and the consummation by Seller of the sale of the Purchased Securities have been duly authorized by all necessary corporate action on the part of Seller, including the approval of Seller’s stockholders. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by the Buyer, constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

3.4                                 No Conflicts; Consents.

(a)                                  The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by Seller do not, and the consummation of the acquisition of the Purchased Securities (in each case, with or without the giving of notice or lapse of time, or both) will not, (i) violate the provisions of any of the Organizational Documents of Seller, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, require notice under, result in the creation of any Lien upon any of the properties or assets of Seller under, or violate any Contract to which such Seller is a party or to which any of its assets is subject, or (iii) assuming compliance by the Seller with the matters referred to Section 3.4(b), violate any Law applicable to Seller, except in the case of (ii) or (iii) where such violation has not had, and would not reasonably be expected to have, a Seller Material Adverse Effect.

(b)                                 No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required by the Seller in connection with the execution and delivery of this Agreement and the Ancillary Agreements (or the transactions contemplated hereby and thereby) and the consummation of the transactions contemplated hereby and thereby except for the notification and/or approval to the extent required under the HSR Act and for such Authorizations, Orders, registrations, declarations, filings and notices the failure to obtain which would not reasonably be expected to have a Seller Material Adverse Effect.

3.5                                 Business Activity. Seller (a) has no material assets other than the Capital Stock of the Company, (b) is not and has not been engaged in any material operations other than holding the Capital Stock of the Company, and (c) as of the Closing and upon payment of the Company Debt is not party to any Contract that is necessary to operate the business of the Company and its Subsidiaries.

3.6                                 No Liabilities. Other than with respect to its equity securities, as of the Closing and upon payment of the Company Debt, there are no material Liabilities of Seller, and there is no existing condition, situation or set of circumstances that, to Seller’s knowledge, could reasonably be expected to result in any material Liabilities.

3.7                                 Litigation. Seller is not subject to any Order that in any way restricts the operation of the business of the Seller or the Company or that seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

The Company represents and warrants to the Buyer as follows, except as set forth in the disclosure schedule accompanying this Agreement, which is attached to this Agreement and is designated therein as being the “Company Disclosure Schedule” (the

“Company Disclosure Schedule”). The Company Disclosure Schedule has been arranged, for purposes of convenience only, in sections corresponding to the Sections of this Article IV. Each section of the Company Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other section of the Company Disclosure Schedule if, by nature of the disclosure, a reasonable person would believe that such disclosure should be repeated, regardless of whether a specific cross reference is made.

4.1                                 Organization, Good Standing, Authority and Enforceability.

(a)                                  The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, has requisite power as a limited liability company to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign limited liability company in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to be so qualified would not reasonably be expected to have a Company Material Adverse Effect.

(b)                                 The Company has the requisite power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is or will be a party, to perform its obligations under this Agreement and the Ancillary Agreements to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which it is or will be a party have been duly authorized by all necessary action on the part of the Company. This Agreement has been duly executed and delivered by the Company and when delivered, each of the Ancillary Agreements to which the Company is a Party will be duly executed and delivered by the Company. Assuming due authorization, execution and delivery by the Buyer, this Agreement constitutes, and when executed each of the Ancillary Agreements to which the Company is a party will constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

4.2                                 Capitalization. The authorized and issued Capital Stock of the Company consists of one membership interest, which comprises all of the Purchased Securities, and which has been duly authorized, and is validly issued, fully paid and nonassessable. Other than the Purchased Securities, the Company has no other outstanding shares of Capital Stock or any other Equity Securities. There are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, calls, commitments, conversion rights, Contracts, arrangements, claims of any character or undertakings, contingent or otherwise, of any kind to which the Company is a party or by which it is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, Capital Stock of the

Company, or any security convertible or exercisable for or exchangeable into any Capital Stock of the Company, (ii) obligating the Company to issue, grant, extend or enter into any such option, warrant, right, security, unit, commitment, Contract, arrangement or undertaking or (iii) that give any Person other than the Seller the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of the Capital Stock of the Company.

4.3                                 Subsidiaries of the Company.

(a)                                  Each Subsidiary of the Company is validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to be so qualified would not reasonably be expected to have a Company Material Adverse Effect.

(b)                                 The Company Disclosure Schedule contains a true and complete list of the Subsidiaries of the Company and sets forth, with respect to each such Subsidiary, the jurisdiction of incorporation or formation, the authorized and outstanding Capital Stock of such Subsidiary and the owner(s) of record of such outstanding Capital Stock. All of the outstanding shares of Capital Stock of the Subsidiaries of the Company (collectively, the “Subsidiary Shares”) have been duly authorized, are validly issued, fully paid and nonassessable. The Company, directly or indirectly, owns beneficially all of the outstanding Capital Stock of each Subsidiary of the Company, free and clear (upon payment of the Company Debt) of any Liens. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company or any of its Subsidiaries to sell, transfer, or otherwise dispose of any Capital Stock of any of its Subsidiaries or that could require any Subsidiary of the Company to issue, sell, or otherwise cause to become outstanding any of its own Capital Stock.

(c)                                  Other than the Subsidiary Shares set forth in the Company Disclosure Schedule, no Subsidiary of the Company has outstanding any shares of Capital Stock or any other Equity Securities.

(d)                                 Except for the Purchased Interests and the Subsidiary Shares, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any Equity Securities in any Person.

4.4                                 No Conflicts; Consents.

(a)                                  The execution and delivery of this Agreement and the Ancillary Agreements by the Company do not, and the consummation of the transactions contemplated hereby (in each case, with or without the giving of notice or lapse of time, or both) will not, (i) violate the provisions of any of the Organizational Documents of the

Company or any its Subsidiaries, (ii) assuming compliance by the Company with the matters referred to Section 4.4(b), violate or conflict with any Law, Authorization or Order applicable to the Company or any of its Subsidiaries, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel, require notice under, result in the creation of any Lien upon any of the properties or assets of the Company under, or violate any Contract to which the Company or a Subsidiary is a party or to which any of its or their assets is subject, except in the case of (ii) or (iii) where such violation, default, conflict or Lien has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)                                 No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Ancillary Agreements (or the transactions contemplated hereby and thereby) and the consummation of the transactions contemplated hereby and thereby except for the notification and/or approval to the extent required under the HSR Act and for such Authorizations, Orders, registrations, declarations, filings and notices the failure to obtain which would not reasonably be expected to have a Company Material Adverse Effect.

4.5                                 Financial Statements; No Undisclosed Liabilities.

(a)                                  True and complete copies of the audited consolidated balance sheets of Seller and its Subsidiaries as at December 31, 2004, together with consolidated statements of income and cash flows for the fiscal year ended December 31, 2004 and audited consolidated balance sheet and statements of income and cash flows of Seller as of and for the nine months ended September 30, 2005 (“Most Recent Fiscal Month End”) are included in the Company Disclosure Schedule, in each case together with an unqualified report thereon by an independent certified public accounting firm (the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and fairly present in all material respects the financial condition and results of operations of Seller and its Subsidiaries as of the respective dates thereof and for the respective periods indicated.

(b)                                 Except as and to the amount disclosed in the Company Disclosure Schedule, the Company has no material Liabilities, individually or in the aggregate, except for (i) those Liabilities accrued or disclosed on the face of the balance sheet as of September 30, 2005, (ii) Liabilities incurred since September 30, 2005 in the ordinary course of business consistent with past practice, and (iii) Liabilities under Contracts which, in accordance with GAAP, are not required to be disclosed in the Financial Statements (none of which arise out of a breach of any such Contract).

(c)           The Company Disclosure Schedule sets forth a list of all notes, bonds, indentures and other instruments and agreements evidencing, creating or otherwise relating to Company Debt, including the outstanding principal amount (other than any increases permitted under Section 6.2(f)), interest rate as in effect between the Balance Sheet Date and the Closing Date and payment schedule of principal and interest thereon. The Company has delivered to the Buyer true, correct and complete copies of the Credit Agreement, Second Amended and Restated Subordinated Note Agreement and Senior Secured Subordinated Note Agreement. Other than amounts accrued on the balance sheet for the Most Recent Fiscal Month End or as set forth on the Company Disclosure Schedule, the Company will not be required to pay any prepayment penalty, fee or amount other than principal and accrued interest thereon (other than default interest) at Closing to extinguish the Company Debt in full.

4.6                                 Taxes.

(a)                                  All federal income tax returns and all other material Tax Returns required to have been filed by the Seller, the Company and its Subsidiaries have been filed, and each such Tax Return was correct and complete in all material respects. All Taxes due and owing by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid or properly reserved for in the Financial Statements.

(b)                                 To the Knowledge of the Company, there is no audit currently pending against the Seller, the Company or any of its Subsidiaries in respect of any Taxes. There are no material Liens on any of the assets of the Seller, the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

(c)                                  There is no material dispute or claim concerning any Tax liability of the Seller, the Company or any of its Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to the Knowledge of the Company based upon personal contact with any agent of such authority.

(d)                                 The Company Disclosure Schedule lists all federal, state, local, and foreign Tax Returns filed with respect to the Seller, the Company or any of its Subsidiaries for taxable periods ended on or after December 31, 2000, and indicates those Tax Returns that have been audited. The Seller has delivered or made available to Buyer correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Seller, the Company or any of its Subsidiaries since December 31, 2000.

(e)                                  Each of the Seller, the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party.

(f)                                    Neither the Seller, the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g)                                 Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, except for any such agreement to be terminated on the date before the Closing Date pursuant to the terms of this Agreement.

(h)                                 Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local, or foreign Tax law). Neither the Company nor any of its Subsidiaries has, since October 3, 2004, (i) granted to any Person an interest in a nonqualified deferred compensation plan (as defined in Code §  409A(d)(1)) which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the Tax imposed by Code §  409A(a)(1)(B) or (b)(4)(A), or (ii) modified the terms of any nonqualified deferred compensation plan in a manner that could cause an interest previously granted under such plan to become subject to the Tax imposed by Code § 409A(a)(1)(B) or (b)(4). Neither the Company nor any of its Subsidiaries (x) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Seller) or (y) has any liability for the Taxes of any Person (other than the Seller or any of its Subsidiaries) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(i)                                     The unpaid Taxes of the Seller, the Company and its Subsidiaries (i) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Seller’s balance sheet as of the Most Recent Fiscal Month End (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Seller, the Company and its Subsidiaries in filing their Tax Returns.

(j)                                     Neither the Seller, the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)                                     change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)                                  “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(iii)                               intercompany transactions or any excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

(iv)                              installment sale or open transaction disposition made on or prior to the Closing Date; or

(v)                                 prepaid amount received on or prior to the Closing Date.

(k)                                  Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

(l)                                     The Company is an entity that is disregarded as an entity separate from its owner under Treas. Reg. § 301.7701-3(b) (and under any corresponding or similar provision of state, local or foreign Tax laws) and has never elected to be treated as an association under Treas. Reg. § 301.7701-3(a) (or under any corresponding or similar provision of state, local and foreign Tax laws). The Seller has filed a consolidated federal income tax return with the Company and its Subsidiaries for the taxable year immediately preceding the current taxable year and is eligible to make a Code § 338(h)(10) election.

4.7                                 Compliance with Law; Authorizations.

(a)                                  Neither the Company nor any of its Subsidiaries has received any notice of any violations material to the Company and its Subsidiaries, taken as a whole, during the past 24 months with respect to, and each of the Company and its Subsidiaries are in compliance in all material respects with, all Laws to which it is subject.

(b)                                 The Company and its Subsidiaries, in the aggregate, own, hold, possess or lawfully use in the operation of their respective businesses all Authorizations which are necessary for the conduct of such businesses as currently conducted or for the ownership and use of the assets owned or used by the Company and its Subsidiaries in the conduct of their respective businesses as currently conducted, except where failure to own, hold, posses or use such Authorization would not reasonably be expected to have a Company Material Adverse Effect. Such Authorizations are valid and in full force and effect, except where any such failure to be valid and in full force and effect would not reasonably be expected to have a Company Material Adverse Effect, and the Company has not received any notice of any event, inquiry, investigation or proceeding threatening the validity of such Authorizations.

(c)                                  This Section 4.7 does not relate to (i) real property or interests in real property, such items being the subject of Section 4.9, (ii) employee benefit matters, such items being the subject of Section 4.14, or (iii) to environmental matters, such items being the subject of Section 4.16.

4.8                                 Title to Personal Property.

(a)                                  The Company and its Subsidiaries, in the aggregate, have marketable title to, or a valid interest in, all tangible personal property used in the conduct of the business of the Company and its Subsidiaries, free and clear of all Liens (other than Permitted Liens), except for any such property disposed of since the date hereof in the ordinary course of business consistent with past practice. All such tangible personal property currently being used in the business of the Company and its Subsidiaries is in suitable condition (ordinary wear and tear excluded) for the conduct of the business of the Company and its Subsidiaries as currently conducted, except where any such failure to be in suitable condition would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)                                 This Section 4.8 does not relate to (i) real property or any interest therein, such items being the subject of Section 4.9, or (ii) to Intellectual Property, such items being the subject of Section 4.10.

4.9                                 Real Property.

(a)                                  Neither the Company nor any Subsidiary owns any fee interest in any real property.

(b)                                 The Company Disclosure Schedule contains a list of all leases (including all amendments, extensions, renewals and guarantees and other material agreements with respect thereto) and subleases of real property (including the date and name of the Parties to such Lease document) under which the Company or any of its Subsidiaries is either lessor or lessee (collectively, the “Leases”). The real property demised under any lease or sublease to the Company or any of its Subsidiaries is hereinafter referred to as the “Leased Real Property.”  The Company has delivered or made available to the Buyer or its counsel a true and complete copy of every Lease. Except as set forth in the Company Disclosure Schedule, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable against the Company or its Subsidiaries in accordance with its terms and in full force and effect; (ii) the consummation of the transactions contemplated pursuant to this Agreement does not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) the Company’s or a Subsidiary’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Lease; (iv) neither the Company or any Subsidiary nor, to the Knowledge of the Company, any other party to the Lease is in material breach or default under such Lease, and, to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (v) no security deposit or portion thereof deposited with respect such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (vi) neither the Company nor any Subsidiary owes, or will owe in the future on the basis of the terms of the leases as now in effect, any brokerage commissions or finder’s fees with respect to such Lease; (vii) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company or any Subsidiary; (viii) neither the Company nor any Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; (ix) neither the Company nor any Subsidiary has collaterally assigned or granted any other security interest in such Lease or any interest therein which will continue to be in effect after payment of the Company Debt; and (x) there are no Liens on the estate or interest created by such Lease which will continue to be in effect after payment of the Company Debt.

(c)                                  Real Property Used in the Business. The Leased Real Property identified in the Company Disclosure Schedule and the Improvements comprise all of the real property used in the business of the Company and its Subsidiaries. The leased Real Property is in suitable condition for the conduct of the business of the Company and its Subsidiaries as currently conducted.

(d)                                 The representations and warranties contained in this Section 4.9 are the Company’s sole representations and warranties with respect to real property and interests therein.

4.10                           Intellectual Property.

(a)                                  “Intellectual Property” means trade secrets, inventions, know-how, formulae and processes, data and databases, software, patents (including all reissues, divisions, continuations and extensions thereof), patent applications, trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, copyrights, copyright registrations, copyright applications and domain names.

(b)                                 The Company Disclosure Schedule sets forth a list that includes all Intellectual Property owned by the Company and its Subsidiaries (the “Company Owned Intellectual Property”) that is registered or subject to an application for registration (including the jurisdictions where such Company Owned Intellectual Property is registered or where applications have been filed, and all registration or application numbers).

(c)                                  The Company Disclosure Schedules sets forth a list of (i) any Contract pursuant to which any third party is authorized to use any Company Owned Intellectual Property (the “Company Licenses”) or (ii) pursuant to which the Company or any of its Subsidiaries is licensed to use Intellectual Property owned by a third party (the “Third Party Licenses”, and together with the Company Owned Intellectual Property, the Intellectual Property licensed thereunder shall be referred to as the “Company Intellectual Property”). Each of the Company Licenses and Third Party Licenses is valid and enforceable against the Company, and, to the Knowledge of the Company, the other party or parties thereto, in accordance with its terms. Neither the Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Company License or Third Party License, except where such default would not reasonably be expected to have a Company Material Adverse Effect.

(d)                                 As of the date hereof, to the Knowledge of the Company: (i) there are no claims pending or threatened against the Company or any of its Subsidiaries alleging the operation of the businesses of the Company and its Subsidiaries as now conducted infringes, misappropriates or otherwise violates the Intellectual Property of any Person, and (ii) no other Person is infringing or otherwise violating any Company Owned Intellectual Property except, in the case of (i) or (ii), where such claim, infringement or other violation would not reasonably be expected to have a Company Material Adverse Effect.

(e)                                  The Company Intellectual Property represents all Intellectual Property necessary for the operation of the business of the Company and its Subsidiaries as currently conducted.

(f)                                    The representations and warranties contained in this Section 4.10 are the Company’s sole representations and warranties with respect to intellectual property matters.

4.11                           Absence of Certain Changes or Events. Since September 30, 2005, the Company has conducted its business in the ordinary course of business consistent with past practice, and there has not been any change, condition, event or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect. Without limiting the generality of the foregoing, since that date, there has not been:

(a)                                  any labor dispute that has had or would reasonably be expected to have a Company Material Adverse Effect;

(b)                                 any material change in the accounting policies or practices or Tax methods or procedures of the Company;

(c)                                  any damage, destruction or loss, whether covered by insurance or not, that has had or would reasonably be expected to have a Company Material Adverse Effect;

(d)                                 any new, or amendment to any existing, employment, severance or consulting Contract, the implementation of, or any agreement to implement, any material increase in benefits with respect to any Benefit Plans, or any material alteration of any of the Company’s employment practices or terms and conditions of employment, in each case other than in the ordinary course of business consistent with past practice;

(e)                                  any sale, assignment, transfer, conveyance, lease, pledge, failure to maintain, abandonment, encumbrance or other disposition of or agreement to sell, assign, transfer, convey, lease, pledge, encumber or otherwise dispose of any assets, including but not limited to, rides that are in active use or dormant, except for (i) sales of merchandise, food, beverages and related goods in the ordinary course of business and (ii) sales of assets or personal property (other than amusement rides) no longer required in the business of the Company;

(f)                                    any merger or consolidation of the Company or any of its Subsidiaries with any other Person or any acquisition by the Company or any of its Subsidiaries of any stock or business of another Person, or any action taken or any commitment entered into with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization or other winding up of the business or operation of the Company or any of its Subsidiaries;

(g)                                 any borrowing, agreement to borrow funds or assumption, endorsement or guarantee of Indebtedness or any termination or material amendment of any evidence of Indebtedness, contract, agreement, deed, mortgage, lease, license or other instrument, commitment or agreement to which the Company or any of its Subsidiaries is bound or by which any of them or their respective properties is bound (other than amendments made in December 2005 under the Credit Agreement, the Second Amended and Restated Subordinated Note Agreement and the Restated and the Senior Secured Subordinated Note Agreement and borrowings made thereunder in accordance with the terms of this Agreement);

(h)                                 any declaration or payment of any dividend on, or any other distribution with respect to, the Capital Stock of the Company or any other payment, loan or contribution made by the Company that was not made in the ordinary course of business consistent with past practices;

(i)                                     any Lien imposed on any of the assets, tangible or intangible, of the Company or any of its Subsidiaries other than Permitted Liens;

(j)                                     any settlement of any material litigation affecting the Company or any of its Subsidiaries;

(k)                                  any capital expenditures or commitments for additions to property, plant or equipment of the Company or any of its Subsidiaries constituting capital assets in an aggregate amount exceeding $200,000, other than pursuant to the Company’s existing capital expenditure budget and attached hereto as Schedule 4.11;

(l)                                     any death of an employee or customer at an amusement park operated by the Company or incurrence of any extraordinary loss in connection with an accident or other occurrence at any such amusement park (whether or not covered by insurance);

(m)                               any material acceleration or delay (as compared to the Company’s past practice) in the collection of any receivables or the payment of any payables; or

(n)                                 any agreement to do any of the foregoing.

4.12                           Contracts.

(a)                                  The Company Disclosure Schedule sets forth, as of the date hereof, a list of the following Contracts to which the Company or any of its Subsidiaries is a party or by which it or its properties or assets are bound (i) all Contracts required by its terms, or that is currently expected to, result in the payment or receipt by the Company and its Subsidiaries of more than $200,000 per annum in the aggregate during the current fiscal year or over its remaining term, (ii) all Contracts entered into by the Company or any of its Subsidiaries with an officer or director of the Company or any Subsidiary of the Company, (iii) all Contracts that restrict the Company or any of its Subsidiaries from engaging in any business activity anywhere in the world, (iv) all mortgages, deeds of trust, indentures, loan or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit to the Company or any of its Subsidiaries other than Company Debt that will be extinguished at the Closing; (v) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees; (vi) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $75,000 or providing material severance benefits; (vii) any settlement, conciliation or similar agreement, the performance of which will involve payment after the Closing Date of consideration in excess of more than $150,000 in any individual case; (viii) all agreements pursuant to which the Company at any time since January 1, 2000 acquired or sold any business or business line from or to another Person, whether through an asset purchase, stock purchase or merger; (ix) all issued and outstanding letters of credit and (x) any other Contract material to the operations of the Company or any Subsidiary.

(b)                                 Each Contract required to be listed in Section 4.12(a) of the Company Disclosure Schedule (collectively, the “Material Contracts”) is, and after giving effect to the transactions contemplated by this Agreement will be, legal, binding, valid and enforceable against the Company, and, to the Knowledge of the Company, the other party or parties thereto, in accordance with its terms. To the Knowledge of the Company, no party is (with or without the giving of notice or lapse of time, or both) in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Material Contract, and no party has repudiated any material provision of any Material Contract.

(c)                                  This Section 4.12 does not relate to Leases, such items being the subject of Section 4.9, or to Company Licenses or Third Party Licenses, such items being the subject of Section 4.10.

4.13                           Litigation. There is no action, charge, complaint, grievance, suit or proceeding, claim, investigation, arbitration, litigation or formal investigation by or before any Governmental Entity or arbitrator (each, an “Action”) pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a

Company Material Adverse Effect. Additionally, there is no condemnation, expropriation or other proceeding in eminent domain pending or, to the Knowledge of the Company, threatened, affecting any Leased Real Property or any portion thereof or interest therein.

4.14                           Employee Benefits. The Company Disclosure Schedule sets forth a list of each Company Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” means any Benefit Plan that is maintained, sponsored or contributed (or required to be contributed) to by Seller, the Company or any of the Company’s Subsidiaries with respect to any employee or former employee. Each Company Benefit Plan has been established and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws. Each Company Benefit Plan intended to qualify under section 401(a) of the Code is the subject of a favorable determination from the U.S. Internal Revenue Service as to its qualified status and, to the Knowledge of the Company, no event has occurred and no condition exists which would be reasonably likely to cause any such Company Benefit Plan to lose its qualified status. Each such Company Benefit Plan has been timely amended for the requirements of the legislation commonly known as “GUST” and “EGTRRA” and has been submitted to the U.S. Internal Revenue Service for a determination covering the amendments required by  GUST within the remedial amendment period prescribed by GUST. None of Seller, the Company, or any ERISA Affiliate maintains, sponsors, contributes (or is required to contribute) to or has any Liability under or with respect to any “defined benefit pension plan” as defined in Section 3(35) of ERISA or any “multiemployer pension plan” as defined in Section 3(37) of ERISA. Seller, the Company, the Company’s Subsidiaries and each ERISA Affiliate have complied in all material respects with the requirements of Section 4980B of the Code and any similar state Law (“COBRA”). Neither the Company nor any of its Subsidiaries maintains, contributes to, has an obligation to contribute to or has any liability with respect to any plan or arrangement that provides post-employment or post-termination health, life or other welfare-type benefits. All contributions and premium payments that are due with respect to any Company Benefit Plan have been made within the time periods prescribed by ERISA and the Code and all contributions and premium payments that are not yet due for periods prior to the Closing Date have been made or properly accrued. The Company, the Seller and the Company’s Subsidiaries have not entered into any  non-exempt “prohibited transaction” as defined in Sections 406 of ERISA and 4975 of the Code with respect to any Company Benefit Plan and, to the Knowledge of the Company, no other entity has entered into a non-exempt prohibited transaction with respect to any Company Benefit Plan. The Seller, the Company, the Company Subsidiaries and the employees of the Company and the Company Subsidiaries have no pending liabity for breach of fiduciary duty or any other act or omission with respect to the investment and administration of the assets of any Company Benefit Plan and, to the Knowledge of the Company, no other fiduciary (as defined in Section 3(21) of ERISA) has any liabiltiy for breach of fiduciary duty or any other act or omission with respect to the investment or administratin of the assets of any Company Benefit Plan. Other than routine claims for benefits, no action, suit, proceeding, audit, hearing or investigation is pending, or to the Knowledge of the Company, threatened with respect to any Company Benefit Plan. Except as set forth in the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or delivery of, or increase the amount or value of any payment or benefit to any current or former employee, officer, director or contractor of the Company or any of its Subsidiaries or any beneficiary under any Company Benefit Plan. Seller, the Company and each Company Subsidiary have, for the purposes of each Company Benefit Plan, correctly classified those individuals performing servcies for the Company and its Subsidiaries as common law employees, leased employees, independent contractors or agents. None of the Seller, the Company or any Company Subsidiary have agreed to indemnify any current or former employee, officer or director of the Company or any of its Subsidiaries for any penalties or taxes associated with the violation of Section 409A of the Code.

4.15         Labor and Employment Matters. (a) The Company Disclosure Schedule sets forth a list of each written employment and severance agreement to which the Company or any of its Subsidiaries is a party. Neither the Company nor any of its Subsidiaries is a party or subject to any labor union or collective bargaining Contract. There currently are, and for the past two (2) years there have been, no work stoppages, requests for representation, union organizing efforts, pickets, work slow-downs due to labor disagreements or other material labor disputes or actions or arbitrations which involve the labor or employment relations of the Company or any of its Subsidiaries and no such events to the Knowledge of the Company, are threatened. With respect to the Company and its Subsidiaries, there is no pending or, to the Knowledge of the Company, threatened, claims for workers’ compensation liability arising outside the ordinary course of business. There is no material employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or, to the Knowledge of the Company,  threatened in any forum, relating to an alleged violation or breach by the Company or any of its Subsidiaries (or its or their officers or directors) of any law, regulation or contract; and, to the Knowledge of the Company, no employee or agent of the Company or any of its Subsidiaries has committed any act or omission giving rise to material liability for any such violation or breach.

(b)           Within the past twelve (12) months, neither the Company nor any of its Subsidiaries has implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance (collectively, the “WARN Act”).

4.16         Environmental. Except as identified on the Company Disclosure Schedule:  (a) the Company and each of its Subsidiaries is and has been in material compliance with all applicable federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations and all common law relating to protection of the environment (“Environmental Laws”), (b) the Company and its Subsidiaries possess and are and have been in material compliance with all Authorizations required under Environmental Law for the conduct of their respective operations (c) there are no actions pending against the Company or any of its Subsidiaries alleging a material violation of or liability under any Environmental Law, nor has the Company received any written notice, report or other information from a Governmental Entity regarding any actual or alleged violation of or liabilities under any Environmental Laws; and (d) neither the Company, its Subsidiaries nor any of their respective predecessors or affiliates has treated, stored, disposed of, arranged for the transportation or disposal of, transported, handled, released or exposed any person to any Hazardous Substance, or owned or operated any property, in each case in a manner that has given or is reasonably likely to  give rise to material liabilities or obligations pursuant to the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or any other Environmental Laws. The Company has provided Buyer with all material environmental reports and documents relating to any current or former operations or facilities of the Company or its predecessors or affiliates that are in its possession or reasonable control. The representations and warranties contained in this Section 4.16 are the Company’s sole representations and warranties with respect to Environmental Laws. For the purposes of this Agreement, “Hazardous Substance” shall have the meaning set forth under CERCLA § 101(14), but shall also include all forms of petroleum and natural gas, asbestos, noise, and radioactive materials.

4.17         Insurance. The Company Disclosure Schedule sets forth a list of each material insurance policy which covers the Company or any of its Subsidiaries or its business, property or assets or any director, officer or employee of the Company or any of its Subsidiaries (the “Policies”). Such Policies are in full force and effect in all material respects and neither the Company nor any of its Subsidiaries is in breach or default with respect to its obligations under any such Policy, except where such breach or default would not reasonably be expected to have a Company Material Adverse Effect.

4.18         Brokers. Except for fees and commissions that will be paid by the Company to Jefferies and Windward, no broker, finder or investment banker is entitled to any brokerage, finder’s, investment banker’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of any of the Seller, the Company or any of its Subsidiaries.

4.19         Transactions with Affiliates. To the Knowledge of the Company, (x) no director or executive officer of Seller or the Company and no Affiliate thereof (i) owns, directly or indirectly, in whole or in part, any tangible or intangible property which the Company is using or the use of which is necessary for its business or (ii) has any cause of action or other claim whatsoever against, or owes any amount to, the Company except for claims and obligations in the ordinary course of business, such as for accrued salary, vacation pay, accrued benefits under Benefit Plans, travel and other expense advances /reimbursements, relocation loans and similar matters and agreements; and (y) there are currently no Contracts in effect or for which the Company has any executory obligations after the Closing between the Company, on the one hand, and Seller or any of its Affiliates, on the other hand.

4.20         Accounts, Safe Deposit Boxes and Powers of Attorney. The Company Disclosure Schedule set forth (i) a list of all bank and savings accounts, certificates of deposit and safe deposit boxes of the Company and each of its Subsidiaries and those Persons authorized to sign thereon and (ii) a list of all powers of attorney granted by the Company and each of its Subsidiaries that will remain in effect after the Closing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES CONCERNING BUYER

Buyer represents and warrants to the Seller and Company as follows, except as set forth in the disclosure schedule accompanying this Agreement, which is attached to this Agreement and is designated therein as being the “Buyer disclosure schedule” (the “Buyer Disclosure Schedule”). The Buyer Disclosure Schedule has been arranged, for purposes of convenience only, as sections corresponding to the Sections of this Article V. Each section of the Buyer Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other section of the Buyer Disclosure Schedule if, by nature of the disclosure, a reasonable person would believe that such disclosure should be repeated, regardless of whether a specific cross reference is made.

5.1           Organization and Good Standing. Buyer is a corporation, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to be so qualified would not reasonably be expected to have a Buyer Material Adverse Effect.

5.2           Authority and Enforceability. Buyer has the requisite power and authority to execute and deliver this Agreement and each of the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and when delivered, each of the Ancillary Agreements will be duly executed and delivered by the Buyer. Assuming due authorization, execution and delivery by the Seller and the Company, this Agreement constitutes, and when executed each of the Ancillary Agreements will constitute, the valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

5.3           No Conflicts; Consents.

(a)           The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by the Buyer do not, and the consummation of the transactions contemplated hereby and thereby (in each case, with or without the giving of notice or lapse of time, or both) will not, (i) violate the provisions of any Organizational Document of the Buyer, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, require notice under, result in the creation of any Lien upon any of the properties or assets of, or violate or constitute a default under any Contract to which the Buyer is a party, (iii) assuming compliance by the Buyer with the matters referred to in Section 5.3(b), violate or conflict with any Law, Authorization or Order applicable to the Buyer on the date hereof, or, to the knowledge of the Buyer, result in the creation of any Liens upon any of the assets owned or used by the Buyer, except in each such case where such violation or Lien would not reasonably be expected to have a Buyer Material Adverse Effect.

(b)           No Authorization, Order of, registration, declaration or filing with, or notice to any Governmental Entity is required by the Buyer in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, except for the notification and/or approval to the extent required under the HSR Act and for such Authorizations, Orders, registrations, declarations, filings and notices the failure to obtain which would not reasonably be expected to have a Buyer Material Adverse Effect.

5.4           Litigation. There is no Action pending or, to the knowledge of the Buyer, threatened, against the Buyer that challenges or seeks to enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

5.5           Availability of Funds. The Buyer Disclosure Schedule sets forth copies of  commitment letters to provide debt and equity financing to the Buyer (the “Commitment Letters”), which financing is in an amount sufficient to enable the Buyer to perform all of its obligations under this Agreement, including, without limitation, to pay the Purchase Price and all other payment obligations of Buyer under this Agreement. Buyer has no reason to believe that any of the conditions to the financing contemplated by the Commitment Letters will not be satisfied or that the financing will not be made available to the Buyer on the Closing Date.

5.6           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s, investment banker’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of the Buyer or any Affiliate of the Buyer.

ARTICLE VI

COVENANTS OF THE COMPANY AND SELLER

6.1           Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except (i) as set forth on Schedule 6.1, (ii) as otherwise contemplated by this Agreement or any Ancillary Agreement, (iii) with the prior written consent of the Buyer (which shall be deemed granted if Buyer fails to respond to a request three Business Days following receipt of written notice from the Company or Seller), or (iv) as required by applicable Law, Seller shall, and shall cause the Company and its Subsidiaries to carry on the business of the Company and its Subsidiaries in a manner consistent with past practice (including, but not limited to, advertising, marketing, promotions and pricing), and to use commercially reasonable efforts to preserve in tact its assets and current business organization and its relationships with customers, suppliers, brokers, agents and others with whom it has business dealings. Seller shall not, and shall cause the Company not to, demolish or remove any of the existing Improvements, or erect any new Improvements on the Real Property or any portion thereof, without the prior written consent of Buyer.

6.2           Negative Covenants. During the period from the execution of this Agreement by the Buyer and continuing until the earlier of the termination of this Agreement or the Closing Date, except (i) as set forth on Schedule 6.2, (ii) as otherwise contemplated by this Agreement or any Ancillary Agreement, (iii) with the prior written consent of the Buyer (which shall be deemed granted if Buyer fails to respond to a request three Business Days following receipt of written notice from the Company or Seller) or (iv) as required by applicable Law, the Seller shall not, and shall cause the Company or its Subsidiaries not to:

(a)           sell, assign, transfer, convey, lease, pledge, fail to maintain, abandon, encumber or otherwise dispose of or agree to sell, assign, transfer, convey, lease, pledge, encumber or otherwise dispose of any material portion of its assets, including but not limited to, rides that are in active use or dormant, except for (i) sales of merchandise, food, beverages and related goods in the ordinary course of business and (ii) sales of assets or personal property (other than amusement rides) no longer required in the business of the Company;

(b)           except in the ordinary course of business (i) adopt or materially amend any Benefit Plan, (ii) enter into any collective bargaining agreement with any labor organization or union, (iii) enter into any employment agreement or (iv) increase the rate of compensation to any Employee in an amount that exceeds five percent (5%) of such Employee’s compensation as of the date hereof; provided, however, that the Company and its Subsidiaries may adopt or amend any Benefit Plan if the cost to Company or its Subsidiaries of providing benefits thereunder is not materially increased;

(c)           except in the ordinary course of business, enter into any Contract that would be required to be listed as a Material Contract if such Contract were in effect on the date hereof or amend, modify, cancel or waive any rights under any such Contract or any Material Contract other than in the ordinary course of business;

(d)           except in the ordinary course of business, engage in (i) any promotional sales, discount or barter activity with its customers that would have the effect of accelerating to Pre-Closing Period sales to the trade or otherwise that would otherwise be expected (based on past practice of the Company and its Subsidiaries) to occur in Post-Closing Periods, or (ii) any practice that would have the effect of accelerating to Pre-Closing Period collections of receivables that would otherwise be expected (based on past practice of the Company and its Subsidiaries) to be made in Post-Closing Periods;

(e)           terminate any Real Property Lease or enter into any Real Property Lease, except any renewals of existing leases in the ordinary cause of business and consistent with past practice;

(f)            amend, modify or alter the terms of the Company Debt;

(g)           other than borrowings by the Company in the ordinary course under its line of credit under the Credit Agreement in accordance with the terms thereof and other Indebtedness as in effect on the date hereof, incur any additional Indebtedness or guarantee any Indebtedness of another Person, except and to the extent such Indebtedness is used solely by the Company to fund (i) ordinary course operating losses excluding non-cash charges, (ii) interest expense on Company Debt, (iii)  ordinary and routine fees and expenses related to Company Debt, including but not limited to maintenance fees and expenses, but excluding fees and expenses following a default or event of default or related to amendments and prepayments, (iv) capital expenditures approved in the Company’s budget prior to the date hereof and attached hereto as Schedule 4.11, (v) unbudgeted capital expenditures under which payment or expenditure obligations do not exceed $200,000 in the aggregate, and (vi) without duplication of the foregoing, other working capital requirements of the Company to the extent such amounts are incurred consistent with past practice; provided, however, that no such borrowings or cash on hand at the Company  shall be used to pay Professional Expenses set forth on Schedule 6.2(g) or Transaction Expenses after the Balance Sheet Date;

(h)           mortgage, pledge or subject to Liens, other than Permitted Liens, any material assets or properties of the Company or any of its Subsidiaries except pursuant to existing Contracts;

(i)            organize any Subsidiary or acquire any capital stock of any Person or any equity or ownership interest in any business, dispose of any Subsidiary, start up any new business or merge, consolidate, purchase a substantial portion of the assets of or enter into any share exchange with or into any other Person (except the transactions contemplated by this Agreement) or otherwise acquire any assets (other than in the ordinary course of business consistent with past practice) that are material to the Company;

(j)            make or incur any capital expenditures or commitments for capital additions or improvements that (i) are not currently approved in writing or budgeted (including, without limitation, under the Company’s existing capital expenditure budget attached hereto as Schedule 4.11), or (ii) under which payment or expenditure obligations exceed $200,000 in the aggregate;

(k)           pay, discharge or satisfy any claim or Liability, or for the avoidance of doubt, prepay any obligation for which it would otherwise be liable under this Agreement, including but not limited to Taxes, other than in the ordinary course of business; provided, however, that no cash on hand or borrowings shall be used to pay Professional Expenses set forth on Schedule 6.2(g) or Transaction Expenses;

(l)            enter into any settlement, conciliation or similar agreement involving payment or receipt of payment after the execution of this Agreement of consideration in excess of $150,000 in any individual case, or $450,000 in the aggregate;

(m)          amend its Organizational Documents;

(n)           issue, amend the terms of, or declare or pay any dividends or make any other payment or distribution (other than any dividends, payments or distributions made in additional shares of Equity Securities) with respect to, any of its Company Capital Stock;

(o)           make any changes in its accounting methods, principles or practices;

(p)           change its method of Tax accounting;

(q)           in any other manner, modify, change or otherwise alter the fundamental nature of the business of the Company as presently conducted; or

(r)            agree, whether in writing or otherwise, to do any of the foregoing.

6.3           Title Insurance and Surveys. The Seller shall, at Buyer’s expense, cause the Company to use its commercially reasonable efforts to assist Buyer in obtaining the Title Commitments, Title Policies and Surveys in form and substance reasonably satisfactory to Buyer, including, without limitation, removing from title any Liens which are not Permitted Liens. The Seller shall cause the Company to provide the Title Company with any affidavit, indemnity or other assurances reasonably requested by the Title Company to issue the Title Policies.

6.4           Access to Information. Prior to the Closing, the Seller shall, and shall cause the Company and its Subsidiaries to, afford to the Buyer and its accountants, counsel and other representatives reasonable access, upon reasonable notice during normal business hours, to the personnel, properties, book, Contracts and records of the Company and its Subsidiaries; provided, however, that such access does not unreasonably disrupt the normal operations of the Company and its Subsidiaries; provided, further, that any such access shall be conducted at the Buyer’s expense and the Buyer shall not have access to individual performance or evaluation records or medical histories and the Buyer shall not be entitled to conduct any invasive sampling or testing with respect to the properties of the Company or its Subsidiaries without the prior written consent of the Seller; provided, further, that such access shall comply with applicable Law.

6.5           Resignations. On the Closing Date, the Company shall cause to be delivered to the Buyer duly signed resignations, effective immediately upon the Closing, of all directors from their position as a director (and, if requested by the Buyer in writing at least ten (10) Business Days prior to Closing, of the officers set forth on Schedule 6.5 from their position as an officer) of the Company and each Subsidiary of the Company; provided, however, that no such resignation by any individual shall be a resignation from employment with the Company or such Subsidiary if such individual is so employed. Any such officer or director who is terminated by the Company or who resigns his/her employment with the Company following the Closing shall be entitled to severance from the Buyer in accordance with the terms of the written agreements between the Company and such officers and directors in effect on the date of this Agreement and set forth on the Company Disclosure Schedule.

6.6           Notification. Between the date this Agreement is signed by Seller and the Company and the date this Agreement is signed by Buyer, each of the Company and Buyer shall provide prompt notice to the Buyer or Company, as applicable, of any changes to the schedules, and each party agrees and acknowledges that such changes shall be deemed incorporated into and supplement schedules provided prior to such update as of the date hereof. The Company shall notify the Buyer in writing of the existence or happening of any fact, event or occurrence which should be included in the Company Disclosure Schedule in order to make the representations and warranties of the Company and the Seller true and correct in all material respects as of the Closing Date. If any such notice given after the date the Agreement is signed by the Buyer, individually or together with any other such notice, would reasonably be expected to constitute a Company Material Adverse Effect, then such notice shall include, in addition to a reasonably specific description of the event, occurrence or matter, a statement that such event, occurrence or matter has caused our would reasonably be expected to cause a Company Material Adverse Effect (an “MAE Notice”). Upon receipt of an MAE Notice, Buyer shall have ten (10) Business Days to terminate this Agreement in accordance with Section 10.1(a)(vi). Such notification shall be deemed to supplement or amend any representation or warranty of a party or the Company Disclosure Schedule for the purpose of determining the availability of or indemnification under Article XI, but not for determining the accuracy of any of the representations and warranties made by the Company in determining whether any of the conditions set forth in Article IX have been satisfied.

6.7           Tax Matters. Without the prior written consent of Buyer, neither the Seller, the Company nor any of its Subsidiaries shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Seller, the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Seller, the Company or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Closing Date in excess of $50,000, in the aggregate, or decreasing any Tax attribute of the Company or any of its Subsidiaries valued in excess of $50,000, in the aggregate, existing on the Closing Date

6.8           Professional Expenses. Following the Closing, Seller covenants that the Company shall have no Liability to any Person named in the definition of Professional Expenses, except to the extent such services are provided at the request of Buyer.

6.9           Exclusivity. Each of the Seller and the Company, and each shall cause its representatives to, immediately cease any existing discussions or negotiations, if any, with any Person (other than the Buyer or its representatives) conducted heretofore with respect to the transactions contemplated hereby and any recapitalization of the Company’s Equity Securities or Indebtedness. From and after the date of this Agreement until the earlier of (a) the Closing or (b) the termination of this Agreement pursuant to Article X, each of the Seller and the Company shall not, and each shall not permit any representative or Affiliate thereof to, directly or indirectly:  (i) enter into any written or oral agreement or understanding with any Person (other than the Buyer or its Affiliates) regarding Another Transaction or the abandonment or termination of the transactions contemplated hereby; (ii) enter into, negotiate, explore, or otherwise engage in substantive discussions with any Person (other than the Buyer or its Affiliates) regarding the possibility of Another Transaction; (iii) submit, solicit, initiate, encourage, participate in, or facilitate any proposal or offer (other than a proposal or offer of the Buyer or its Affiliates) regarding Another Transaction; or (iv) other than would result in a breach of the first sentence of this Section 6.9, except for Persons who have an existing legal or contractual right thereto (such as officers, directors or board observers of the Company or Seller), provide any non-public financial or other proprietary information (including this Agreement and any other materials containing the Buyer’s acquisition proposal and any other financial information, projections or proposals regarding the Company) to any Person whom the Company knows, or has reason to believe, would have any interest in participating in Another Transaction.

6.10         Existence; Change of Name. During the period from the Closing Date to the date that is 15 months thereafter, Seller shall not file a certificate of dissolution pursuant to Section 275 of the Delaware General Corporation Law. For the avoidance of doubt, Buyer acknowledges and agrees that there shall be no limitation on the ability of the Seller to distribute its assets to its stockholders, including any proceeds resulting from the transactions contemplated by this Agreement. On the Closing Date, Seller shall cause an amendment to be filed to its certificate of incorporation with the Secretary of State of the State of Delaware changing its name in such a way as to avoid confusion that might arise from the Buyer’s succession to the Palace Entertainment name and that is reasonably acceptable to the Buyer.

6.11         Financing.

(a)           During normal business hours, the Company and the Seller shall use reasonable efforts to assist the Buyer in preparing other information relating to the Company required to be included in any bank information memorandum, offering memorandum or other similar document (“Offering Documents”) and shall provide all cooperation reasonably necessary in connection with the arrangement of the Buyer’s financing of the Purchase Price. At least 30 days prior to the Closing Date, Seller shall have furnished the Buyer with the audited financial statements of the Seller for the fiscal years ended December 31, 2002, December 31, 2003, December 31, 2004 and December 31, 2005 and for the nine months ended September 30, 2005, together with the report thereon of Deloitte & Touche LLP, which reports shall be unqualified. Seller will reasonably cooperate with the Buyer and, promptly provide the Buyer with all additional financial statements, financial information and related documentation reasonably requested by the Buyer to comply with the requirements of the Securities Act of 1933, as amended and Regulation S-X promulgated thereunder.

(b)           The Company and the Seller shall use commercially reasonable efforts to cause Deloitte & Touche LLP to (x) audit the financial statements for 2002, 2003, 2004 and 2005 and the nine months ended September 30, 2005 in a manner meeting the requirements of Regulation S-X under the Securities Act of 1933, as amended (the “S-1 Financial Statements”); and (y) take such actions as the Buyer may reasonably request in connection with Buyer’s financing of the Purchase Price, including, but not limited (i) delivering a “comfort letter” in a form meeting the requirements of SAS 72 or such other form as may be reasonably requested by the Buyer and/or the underwriters; (ii) consenting to the proper use of its report(s) on the audited financial statements included in the S-1 Financial Statements; and (iii) performing a SAS 100 review of any unaudited financial statements included in the S-1 Financial Statements.

(c)           If, following the Closing, the Buyer shall be required to deliver to the Securities and Exchange Commission additional financial statements (other than the financial statements specified in Section 6.11 above) relating in whole or in part to any period prior to the Closing (e.g., the period between January 1, 2006 and the Closing Date), the Company and the Seller shall, at Buyer’s expense, use their reasonable commercial efforts to assist the Buyer in the preparation of such supplemental financial statements (which shall be deemed “S-1 Financial Statements” for purposes of this Section 6.11), including without limitation providing the Buyer’s authorized representatives with full access during normal business hours, and in a manner so as not to interfere with the normal business operations of the Seller, to all relevant books, records, work papers (provided the Buyer have delivered a release satisfactory to the accounting firm which prepared the working papers), information and employees and auditors of such Persons, to the extent necessary in connection with the preparation of any such supplemental financial statements.

(d)           For the avoidance of doubt, all expenses with respect to Buyer’s financing that arise from (x) Buyer’s engagement of a third party or (y) the engagement of a third party by the Company at the request of Buyer (including any expenses arising from undertakings of Deloitte & Touche LLP that are taken specifically to facilitate Buyer’s financing and are not otherwise being performed at the request of the Company as part of an ongoing engagement (including, the auditing of Seller’s financial statements and issuance of a report thereon)) shall be borne by the Buyer or, if applicable, reimbursed to the Seller or the Company and its Subsidiaries. Buyer acknowledges and agrees that any officers of the Company listed on Schedule 6.5 (which sets forth a list of Company officers whose employment Buyer expects to terminate) will not participate in marketing any securities associated with Buyer’s financings, as described in the Commitment Letters, and Buyer has so advised its financing sources.

6.12         Liquor Licenses.

(a)           During the period between the date of this Agreement and the Closing Date, the Seller and the Company shall (and shall cause Dallas Speedzone Club and BR Beverage Company LLC (the “Liquor License Holders”) to) use commercially reasonable efforts to preserve or to otherwise assist Buyer in obtaining those authorizations, consents, and approvals required to allow the properties currently operating with a liquor license prior to the Closing to retain such liquor license immediately following the Closing.

(b)           Seller agrees that, in the event any consent, approval or authorization necessary to preserve or obtain a liquor license for properties referred to in the last sentence of Section 6.12(a) is not obtained prior to the Closing, despite the Buyer’s best efforts, following the Closing, to the extent required by applicable Law, Seller shall (i) cooperate with Buyer in obtaining such consent, approval or authorization as promptly thereafter as possible and (ii) cause the Liquor License Holders to cooperate with Buyer in obtaining such consent, approval or authorization as promptly thereafter as possible. Until such consent, approval or authorization may be obtained, Seller shall, and shall cause the Liquor License Holders to, upon receipt from the Buyer of a reasonable acceptable indemnification agreement, enter into such customary arrangements as Buyer may reasonably request and Seller and Seller shall cause the Liquor License Holders to provide Buyer with the rights and benefits of the liquor licenses for such period.

6.13         Confidential Information. Use of Confidential Information by Seller and its Affiliates. From and after the Closing, Seller shall, and shall cause each of its Affiliates to, treat as confidential and safeguard, and not to use for any improper purpose any and all Confidential Information of the Company and its Subsidiaries, in each case by employing the same degree of care in protecting the confidentiality of the Confidential Information as it takes in protecting its own proprietary and confidential information.

ARTICLE VII

COVENANTS OF THE BUYER

7.1           Confidentiality.

(a)           Confidential Information.

(i)            Buyer agrees that Company, its Subsidiaries, the Seller or their respective Agents (as hereinafter defined) may disclose to Buyer or its Agents certain information about Company and/or its Subsidiaries hereunder, orally or in writing (or embodied in any other medium of expression including, without limitation, e-mail, voice mail, or magnetic disk or tape) that is proprietary and confidential to Company, and may include the following without limitation: books, records, financial data and reports, forecasts, product plans, costs, pricing, names, business, strategic or marketing plans, business opportunities, technical data, computer programs, software source or object codes, equipment, systems, services, projects, pricing, research and development data, customer lists or identities, trade secrets, intellectual property, documentation, and technical and business materials, whether or not marked “confidential” (collectively, the “Confidential Information”). Confidential Information shall also include those specific sections or portions of all analyses, compilations, studies or other materials prepared by or for Buyer or any of its Agents, containing or based in whole or in part on any information furnished by or on behalf of Company, its Subsidiaries, or any of their respective Agents with respect to the transactions contemplated hereby (collectively, “Reports”). Notwithstanding the foregoing, Confidential Information shall not include information which (i) was or becomes generally available to the public other than as a result of disclosures by the Buyer in violation of the terms of this Section 7.1, (ii) was within the possession of Buyer prior to receipt of such information from the Company or any of its Subsidiaries or their respective representatives or (iii) was or becomes available to the Buyer on a non-confidential basis from a source other than the Seller or its representatives, provided that such source is not bound by a confidentiality agreement with, or duty to, the Seller relating to a requirement not to disclose such information.

(ii)           Buyer acknowledges that the Confidential Information received by it from Company, its Subsidiaries, the Seller or any of their respective Agents is confidential and proprietary business information of Company, the whole or partial disclosure of which, whether deliberate or inadvertent, may irreparably harm Company.

(iii)          Buyer acknowledges that the Confidential Information it receives is the sole property of Company and that despite its disclosure pursuant to the terms of this Agreement, Company shall retain its ownership rights in the Confidential Information. Nothing herein shall be construed to grant or convey any right, title, license or other interest in the Confidential Information to Buyer.

(b)           Disclosure; Copies. Buyer (i) shall hold all Confidential Information in confidence by employing the same degree of care in protecting the confidentiality of the Confidential Information as it takes in protecting its own proprietary and confidential information; provided, that in any event it may disclose the Confidential Information to its directors, officers, partners, employees, agents, advisors, lenders, prospective equity investors and representatives who need to know the Confidential Information for the purpose of assisting Buyer in evaluating the transactions contemplated hereby (collectively, “Agents”), and nothing herein shall preclude the Buyer from delivering the Offering Documents to the recipients thereof, and (ii) shall not, without the prior written consent of the Seller, duplicate, copy, photograph or make other copies or drawings of the Confidential Information unless required for the purpose of evaluating the transactions contemplated hereby or reasonably necessary or desirable for use in the Offering Documents. Buyer shall, and shall direct its Agents to (i) keep the Confidential Information in confidence, (ii) use the Confidential Information for the sole purpose of evaluating the transactions contemplated hereby, (iii) not disclose to any person (other than Agents and recipients of the Offering Documents to the extent set forth therein) the terms, conditions, other facts with respect to the transactions contemplated hereby (including the existence, whether actual or prospective, and status thereof) or that Confidential Information has been made available to Buyer.

(c)           Use. Buyer will not sell, utilize, implement, appropriate or otherwise use the Confidential Information, and will direct its Agents not to use the Confidential Information, for any purpose whatsoever, without the express written permission of Company, except as permitted under Section 7.1(b) above.

(d)           Forced Disclosure. In the event that Buyer or any of its Agents receives a request to disclose all or any portion of the Confidential Information or the existence, content or status of negotiations relating to the transactions contemplated hereby, by deposition, interrogatory, request for documents or by subpoena, order, civil investigative demand or similar process issued by a court of competent jurisdiction or by a governmental body, Buyer hereby agrees to notify the Seller promptly of the existence, terms and circumstances surrounding such a request so that the Seller may seek a protective order or other appropriate remedy or, in the Seller’s sole discretion, waive in writing compliance with the terms of this Section 7.1. In the event that such protective order or remedy is not obtained, or that the Seller waives compliance with the provisions hereof, Buyer agrees to furnish only that portion of the Confidential Information which Buyer or such Agent is legally compelled to disclose and advise the Seller of such disclosure.

(e)           Return of Information. Buyer shall, and shall cause each of its Agents to, return or destroy all copies of the Confidential Information to the Seller immediately upon its request. Notwithstanding the return of the Confidential Information, Buyer and its Agents shall continue to be bound by the obligations of confidentiality and other obligations set forth in this Section 7.1.

(f)            Following the Closing Date, this Section 7.1 shall be of no further force or effect.

7.2           Director and Officer Indemnification and Insurance. For a period of six (6) years after the Closing Date, Buyer agrees that it will, and will cause the Company to, indemnify and hold harmless each individual who served as a director or officer of the Seller, the Company or its Subsidiaries at any time prior to the Closing Date against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date, to the fullest extent permitted under Delaware law (and the Buyer and the Company shall also advance expenses as incurred to the fullest extent permitted under Delaware law, provided the former director or officer to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such former director or officer is not entitled to indemnification). All of such rights to indemnification and to receive expense advances shall be in accordance with the provisions of the Organizational Documents of the Seller and the Company as

they exist as of the date hereof. Additionally, the Buyer shall maintain in effect for a period of six (6) years after the Closing Date, policies of directors’ and officers’ liability insurance covering the present and former directors and officers of the Seller, the Company and its Subsidiaries, whether or not they are currently covered by the Seller’s, the Company’s or its Subsidiaries’ existing directors’ and officers’ liability insurance policies and such policies shall provide substantially similar coverage as is provided for the Persons who are covered by the Seller’s, the Company’s and its Subsidiaries’ existing policies; provided that in no event shall Buyer be required to obtain such a policy with an annual premium equal to more than 250% of the annual premium the Company is paying for such directors’ and officers’ liability insurance as of the Closing Date.

7.3           Employee Matters.

(a)           Subject to the provisions of Section 7.3(b) and except as set forth on Schedule 6.5, Buyer will, or will cause its Subsidiaries to, continue to employ, commencing as of the Closing Date, each of the employees of the Company and its Subsidiaries who are employed (including those who are on maternity and paternity leave, vacation, sick leave, short-term or long-term disability, military leave, jury duty, death leave, and any other permitted absence from employment) immediately prior to the Closing Date. The employees who are employed by Buyer or its Subsidiaries (including the Company) from time to time are herein referred to as “Continuing Employees”. For the six month period immediately following the Closing Date, the Buyer shall, or shall cause its Subsidiaries to, provide (i) each Continuing Employee with a base wage or base salary and bonus that are substantially equivalent in the aggregate to those in effect immediately prior to the Closing Date, and (ii) the Continuing Employees with Benefit Plans which are in the aggregate substantially equivalent in the aggregate to those provided to the Continuing Employees immediately prior to the Closing Date under the Company Benefit Plans. On or after the Closing Date, Buyer shall cause the Company to credit for all purposes (including for purposes of eligibility to participate and vesting) under all Benefit Plans maintained by the Buyer and its Subsidiaries, for the Continuing Employees’ service with the Company and its Subsidiaries to the same extent recognized by the Company and its Subsidiaries under the Company Benefit Plans immediately prior to the Closing Date.

(b)           Nothing contained in this Section 7.3 is intended to confer upon any employee of the Company or any of its Subsidiaries any right to continued employment after evaluation by the Buyer of its employment needs after the Closing Date, and nothing contained in this Section 7.3 is intended to obligate Buyer to continue the employment of any employee of the Company or any of its Subsidiaries after the Closing Date. This Section 7.3 is solely for the purpose of defining the obligations between Company and Buyer concerning the employees of the Company and its Subsidiaries, and shall in no way be construed as creating any employment contract or other contract between Company (and/or its Subsidiaries) or Buyer, on the one hand, and any employees of the Company and/or its Subsidiaries, on the other hand.

7.4           Buyer’s Financing. Buyer will use its reasonable commercial efforts to perform all obligations required to be performed by it in accordance with and pursuant to the Commitment Letters and to maintain the same in full force and effect, and will not amend, terminate or waive any provisions under such Commitment Letters (other than those provisions that facilitate such financing) unless Buyer enters into alternative financing arrangements that provide for closing conditions that are no less favorable than those set forth in the Commitment Letters. The Buyer agrees to notify Seller following its receipt of notification by any financing source under the Commitment Letters or in connection with any substitute debt or other financing of such source’s inability or refusal to provide the financing described in the applicable Commitment Letters. The Buyer shall keep the Seller fully informed of any significant developments relating to the proposed debt financing.

ARTICLE VIII

MUTUAL COVENANTS

8.1           Regulatory and Other Approvals. On the terms and subject to the conditions in this Agreement, each of the Seller and the Company agree to use its reasonable best efforts to take, or cause to be taken, all reasonable actions to cause the conditions set forth in Section 9.1 and Section 9.2 to be satisfied, and the Buyer agrees to use its reasonable best efforts to take, or cause to be taken, all reasonable actions to cause the conditions set forth in Section 9.1 and Section 9.3 to be satisfied. Without limiting the foregoing, upon the terms and subject to the conditions of this Agreement, (a) the Company shall give or cause to be given any notices to third parties required to be given pursuant to any Material Contract or Real Property Lease to which it is a party as a result of this Agreement or any of the transactions contemplated hereby, and (b) the parties will (i) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental Entities or any other Person required to consummate the transactions contemplated hereby and by the Ancillary Agreements, (ii) provide such other information and communications to such Governmental Entities or other Persons as such Governmental Entities or other Persons may reasonably request, and (iii) cooperate with each other as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental Entities or other Persons required to consummate the transactions contemplated hereby and by the Ancillary Agreements. In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or other Person required to be obtained prior to Closing. Nothing contained in this Agreement shall require the Company or the Seller to pay any consideration other than nominal filing and application fees to Governmental Entities or other Persons from whom any such approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers are requested, or take or fail to take any actions that would result in a material adverse change in the benefits to any such Person of this Agreement, or the other transactions contemplated hereby. In the event that the Company shall fail to obtain any third party consent, waiver or approval described in this Section 8.1, Seller shall use its commercially reasonable efforts, and shall take any such actions reasonably requested by Buyer, to minimize any adverse effect upon Buyer, its Subsidiaries, or the Company and their respective businesses relating (or which could reasonably be expected to result after the Closing Date) from the failure to obtain such consent, waiver or approval, provided that no party hereto shall be required to make payments to any third parties to induce their consent, waiver or approval.

8.2           [Reserved].

8.3           Public Announcements. Until the Closing Date, no Party shall, nor shall any of their respective Affiliates, without the approval of the other parties, issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or stock market, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of the Parties may make internal announcements to their respective employees that are consistent with such Party’s prior public disclosures regarding this transaction. Following the Closing Date, this Section 8.3 shall be of no further force or effect.

8.4           Tax Matters.

(a)           Preparation and Filing of Tax Returns.

(i)            Except as provided in (ii) below, the Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Company and its Subsidiaries which are filed after the Closing Date. All such Tax Returns shall be prepared in a manner consistent with all prior Tax Returns of the Company and its Subsidiaries. The Buyer shall permit the Seller to review and comment upon such Tax Returns, and shall not file such Tax Returns without the Seller’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(ii)           Seller shall include the income of the Company and its Subsidiaries (including any deferred items triggered into income by Reg. §1.1502-13 and any excess loss account taken into income under Reg. §1.1502-19) on Seller’s consolidated federal income Tax Returns for all periods through the Closing Date and pay any federal income Taxes attributable to such income. The Seller shall prepare, or cause to be prepared, and file, or cause to be filed, such Tax Returns of the Company and its Subsidiaries which are filed after the Closing Date, including any corresponding state and local Tax Returns which are filed on a consolidated, combined or unitary basis after the Closing Date (and the Seller shall pay all Taxes due and owing on such Tax Returns). For all taxable periods ending on or before the Closing Date, Seller shall cause the

Company and its Subsidiaries to join in such Tax Returns of the Seller. In jurisdictions requiring separate Tax reporting of the Company and the Subsidiaries, the Buyer shall file those separate tax returns for the Company and its Subsidiaries which are filed after the Closing Date, but the Seller shall be responsible for all Taxes due and owing on such Tax Returns as allocable to the Pre-Closing Periods pursuant to Section 8.5. All such Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as required by applicable law. Buyer shall have the right to review and approve any such Tax Returns prepared by Seller. Buyer shall cause the Company and its Subsidiaries to furnish information to Seller, and Seller shall furnish information to Buyer, as reasonably requested by the other to allow the other to satisfy its obligations under this section in accordance with past custom and practice. The Company and its Subsidiaries and Buyer shall consult and cooperate with Seller, and vice versa, as to any elections to be made on returns of the Company and its Subsidiaries for periods ending on or before the Closing Date. Buyer shall cause the Company and its Subsidiaries to file income Tax Returns for all periods other than periods ending on or before the Closing Date.

(b)           Cooperation on Tax Matters. The Buyer, the Company, and the Seller shall, and shall each cause their respective Subsidiaries and Affiliates, to provide to the other such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return, amended Tax Return or claim for refund, determining liability for Taxes or a right to refund of Taxes, or in conducting any audit, litigation or other proceeding with respect to Taxes. Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby). Buyer and Seller further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code §6043 and § 6043A, as applicable, and all Treasury Regulations promulgated thereunder.

(c)           Tax Contest. Seller shall allow the Company and its counsel to participate in any audit, examination or other similar proceeding of Seller’s consolidated federal income Tax Returns (and state or local consolidated, combined or unitary Tax Returns) to the extent that such returns relate to the Company and its Subsidiaries. Seller shall not settle any such audit in a manner that would adversely affect the Company and its Subsidiaries after the Closing Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

(d)           Payment of Transfer Taxes and Fees. The Buyer shall pay all Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement, and shall indemnify, defend and hold harmless the Seller and its Affiliates with respect to such Transfer Taxes. The Buyer shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes.

(e)           Prior Ownership Change. To the extent that the parties do not make a §338(h)(10) Election in accordance with Section 8.4(f), Seller shall file a timely election under Reg. §1.1502-95(f) to apportion an amount equal to ninety percent of the Seller Affiliated Group’s annual consolidated Code §382 limitation from the ownership change on July 5, 2002 to the Company’s Subsidiaries (which amount is estimated as of the date of this Agreement to be equal to approximately $3,000,000). At Seller’s request, Buyer shall cause any of the Company’s Subsidiaries to join with Seller in making any election required under Reg. §1.1502-95(f).

(f)            Section 338(h)(10) Election. At Buyer’s option, Seller and Buyer shall join in making an election under Code §338(h)(10) (and any corresponding elections under state, local, or foreign tax law) (collectively a “§338(h)(10) Election”) with respect to the purchase and sale of the Equity Securities of the Company and any of its Subsidiaries hereunder. Seller will pay any Tax attributable to the making of the § 338(h)(10) Election and will indemnify Buyer, the Company, and its Subsidiaries against any losses arising out of any failure to pay such Tax.

(g)           Allocation of Purchase Price. Within sixty (60) days after the Closing Date, the Buyer shall deliver to the Seller a statement (the “Fair Market Value Statement”) of the fair market value of the assets and liabilities of the Company and its Subsidiaries as of the Closing Date; provided, however, the Parties agree that aggregate fair market value of the assets located at the water park known as Wet ‘n Wild Emerald Point shall not exceed $11,340,000 and the aggregate fair market value of the assets located at the water park known as Silver Springs shall not exceed $10,645,000. If within 30 days after receipt of the Fair Market Value Statement the Seller notifies the Buyer in writing that in the Seller’s reasonable judgment, the fair market value of one or more items reflected in the Fair Market Value Statement is not reasonable, the Buyer and the Seller will use their commercially reasonable efforts to resolve such dispute. If the Buyer and the Seller fail to resolve such dispute within 30 days, then: (1) the Buyer and the Seller, within five days after the expiration of such 30-day period, shall jointly submit the dispute to the Accounting Referee; (2) the Accounting Referee shall determine whether the fair market value of the disputed items was reasonable and, if not reasonable, shall appropriately revise the Fair Market Value Statement; and (3) the costs, fees and expenses of the Accounting Referee shall be borne one-half by Buyer and one-half by Seller. If the Seller does not respond within 30 days, or upon resolution of the disputed items, the determination of fair market value reflected on the Fair Market Value Statement (as such may have been adjusted in accordance with this Section 8.4(g)) shall be binding on the parties hereto. The amounts reported on the Fair Market Value Statement (as such may have been adjusted in accordance with this Section 8.4(g)) shall be conclusively determined to be the fair market value of such assets and liabilities for all purposes including, but not limited to, Tax and financial reporting. The Buyer, the Company and its Subsidiaries, and Seller shall report the fair market value of the assets and liabilities in a manner consistent with the amounts reflected on the Fair Market Value Statement, including, but not limited to all Tax returns, IRS Forms 8883, financial statements and information reports.

(h)           Tax Sharing Agreements. Any tax sharing or allocation agreement between the Seller and any of the Company and its Subsidiaries is terminated as of the

Closing Date and shall have no further effect for any taxable year (whether the current year, a future year or a past year).

8.5           Indemnification and Allocation of Certain Taxes.

(a)           Indemnification by Seller. Subject to the limitations of Article XI (but excluding the limitation in Section 11.2(c)(i)), the Seller shall indemnify the Company, its Subsidiaries, Buyer, and each Buyer Affiliate and hold them harmless from and against (i) all Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all Pre-Closing Periods, (ii) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all Taxes of any person (other than the Company and its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing.

(b)           Taxable Period Ends on Closing Date. If the Company is permitted but not required under applicable state, local, or foreign income tax laws to treat the Closing Date as the last day of a taxable period, then the parties shall treat that day as the last day of a taxable period.

(c)           Straddle Period General Allocation. In the case of Taxes arising in a taxable period of the Company that includes, but does not end on, the Closing Date, except as provided in Section 8.5(d), the allocation of such Taxes between the Pre-Closing Period and the Post-Closing Period shall be made on the basis of an interim closing of the books as of the end of the Closing Date. For the avoidance of doubt, for purposes of this Section 8.5(c), any Tax resulting from the transactions contemplated by this Agreement is attributable to the Pre-Closing Period.

(d)           Straddle Period Specified Allocation. In the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes, but does not end on, the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of any Taxes, other than Taxes based upon or related to income or receipts, or franchise Taxes, or Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, or ad valorem Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts, or franchise Taxes, or Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, or ad valorem Taxes, be deemed equal to the amount which would be payable if the relevant taxable period ended as of the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the prior practice of the Company and its Subsidiaries.

8.6           Further Assurances. Each party hereto shall execute such documents and other instruments and take such further actions as may reasonably be required or desirable to carry out the provisions hereof and consummate this transaction. Upon the terms and subject to the conditions hereof, each party hereto shall use its respective commercially reasonable efforts (subject, in the case of the Company and the Seller, to the last sentence of Section 8.1) to (a) take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable to consummate this transaction as promptly as practicable, and (b) obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings.

ARTICLE IX

CONDITIONS TO CLOSING

9.1           Conditions to Obligations of the Buyer and the Company. The obligations of the Buyer and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)           All Authorizations and Orders of, declarations and filings with, and notices to any Governmental Entity, required to permit the consummation of the transactions contemplated by this Agreement shall have been obtained or made and shall be in full force and effect.

(b)           No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated by this Agreement shall be in effect. No Law shall have been enacted or shall be deemed applicable to the transactions contemplated by this Agreement which makes the consummation of such transactions illegal.

9.2           Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Buyer in its sole discretion) of the following further conditions:

(a)           Each of the representations and warranties of the Company set forth in this Agreement that is qualified by materiality or Company Material Adverse Effect shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, (ii) for changes set forth in an

MAE Notice for which the termination right is not exercised, or (iii) except with respect to Section 4.2, for circumstances where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           Each of the representations and warranties of the Seller set forth in this Agreement that is qualified by materiality or Seller Material Adverse Effect shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, (ii) for changes set forth in an MAE Notice for which the termination right is not exercised, or (iii) except with respect to Section 3.2, for circumstances where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(c)           The Company shall have performed or complied in all material respects with its obligations and covenants required by this Agreement to be performed or complied with at or prior to the Closing Date.

(d)           Seller shall have performed or complied in all material respects with its obligations and covenants required by this Agreement to be performed or complied with at or prior to the Closing Date.

(e)           Any Person required in connection with the transactions contemplated hereby to file a notification and report form in compliance with the HSR Act shall have filed such form and the applicable waiting period with respect to each such form (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

(f)            The Buyer shall have received a certificate dated the Closing Date signed on behalf of the Company and Seller, as applicable, to the effect that the conditions set forth in Sections 9.2(a), (b), (c) and (d) have been satisfied.

(g)           Seller shall have delivered to Buyer a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code §1445 stating that Seller is not a “Foreign Person” as defined in Code §1445.

(h)           The Company shall have obtained and delivered to Buyer all third party consents set forth on Schedule 9.2(h), in form and substance reasonably satisfactory to Buyer.

(i)            Buyer shall have received from counsel to Seller an opinion in form set forth on Schedule 9.2(i), and dated as of the Closing Date.

(j)            Buyer shall have received the resignations, effective as of the Closing, of each director, and officer whose name is set forth on Schedule 6.5, of the Company and its Subsidiaries.

(k)           Buyer shall have received funding pursuant to, and in the amounts set forth in, the Commitment Letters or other funding on substantially similar or more favorable terms and conditions.

(l)            Seller shall have entered into and delivered to Buyer an amended and restated limited liability company agreement of the Company to remove any provisions currently in effect that benefit the Seller or any stockholder thereof, and, effective upon the Closing, to remove the Seller as a member thereof, and to admit the Buyer as a member. Seller shall deliver one or more certificates evidencing the Purchased Securities.

9.3           Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Seller in its sole discretion) of the following further conditions:

(a)           Each of the representations and warranties of the Buyer set forth in this Agreement that is qualified by materiality or Buyer Material Adverse Effect shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, or (ii) for circumstances where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b)           The Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with at or prior to the Closing Date.

(c)           Any Person required in connection with the transactions contemplated hereby to file a notification and report form in compliance with the HSR Act shall have filed such form and the applicable waiting period with respect to each such form (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

(d)           The Seller shall have received a certificate dated the Closing Date signed on behalf of the Buyer by an officer of the Buyer to the effect that the conditions set forth in Section 9.3(a) and 9.3(b) have been satisfied.

ARTICLE X

TERMINATION

10.1         Termination.

(a)           This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(i)            by mutual written consent of the Buyer and the Seller at any time prior to the Closing, by action of their respective Board of Directors;

(ii)           by the Buyer or the Seller if the Closing does not occur on or before the date 60 days following Buyer’s execution of this Agreement (or, if such date is not a Business Day, the immediately following Business Day), or if all conditions precedent to Closing have been satisfied other than Section 9.2(k), the date 75 day days following Buyer’s execution of this Agreement (or, if such date is not a Business day, the immediately following Business Day); provided, however, that the right to terminate this Agreement under this clause (ii) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(iii)          by the Buyer (provided that the Buyer is not in breach of any of its representations, warranties, covenants or other agreements contained herein) if (A) there has been a breach by the Company or the Seller of any of their respective representations, warranties, covenants or agreements contained in this Agreement or if any representation or warranty of the Company or the Seller shall have become untrue, in either case, such that the conditions set forth in Sections 9.2(a), (b), (c), or (d) would not be satisfied, and (B) such breach is not curable, or, if curable, is not cured within ten (10) Business Days after written notice of such breach is given to the Company and the Seller by the Buyer;

(iv)          by the Seller (provided that the Seller is not in breach of any of its representations, warranties, covenants or other agreements contained herein) if (A) there has been a breach by the Buyer of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of the Buyer shall have become untrue, in either case such that the conditions set forth in Sections 9.3(a) or (b) would not be satisfied, and (B) such breach is not curable, or, if curable, is not cured within ten (10) Business Days after written notice of such breach is given to the Buyer by the Company or the Seller;

(v)           by the Buyer or the Seller if a Governmental Entity, including but not limited to the FTC or the DOJ, shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which Order or other action is final and non-appealable; or

(vi)          by the Buyer, pursuant to Section 6.6.

(b)           The Party desiring to terminate this Agreement pursuant to Section 10.1(a)(ii), (iii), (iv),  (v) or (vi) shall give written notice of such termination to the other Parties hereto.

10.2         Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, (a) this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Parties or their respective officers, directors, stockholders or Affiliates, except that the provisions of this Section 10.2 and Section 7.1 (Confidentiality), and Section 8.3 (Public Announcements) of this Agreement shall remain in full force and effect and survive any termination of this Agreement, and (b) such termination shall be without prejudice to the rights of any Party to this Agreement to pursue its remedies for all breaches or violations of this Agreement that occurred prior to such termination.

ARTICLE XI

INDEMNIFICATION

11.1         Survival.

(a)           All representations and warranties contained in this Agreement, the Ancillary Agreements or in any Schedule, Exhibit or certificate delivered pursuant to this Agreement or the Ancillary Agreements shall survive the Closing for a period of forty-five days following completion of the delivery of a report of an independent accounting firm selected by the Company on the financial statements of the Buyer for the year ended December 31, 2006 (the “Base Indemnification Period”), except that the representations and warranties contained in Sections 3.1, 3.2, 3.3, 4.1, 4.2 and 4.18 (such representations are collectively referred to as “Core Representations”) and Sections 5.1, 5.2 and 5.6 shall survive the Closing and continue in full force and effect indefinitely.

(b)           The covenants and agreements which by their terms do not contemplate performance after the Closing shall terminate as of the Closing, other than the covenants in Section 6.1 and Section 6.2 which shall survive the Closing and expire on the 30th day following the Closing. The covenants and agreements which by their terms contemplate performance after the Closing Date shall survive (i) in the case of any covenant or agreement that is to be performed in whole or in part subsequent to the Closing and that by its terms terminates on a specific date subsequent to the Closing shall survive until sixty (60) days after the date on which such obligation expires and (ii) in the case of any covenant or agreement that is to be performed in whole or in part subsequent to the Closing and that does not by its terms terminate on a specific date subsequent to the Closing shall survive until sixty (60) days following the expiration of any applicable statute of limitations.

(c)           The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period.”  In the event notice of claim for indemnification under Section 11.2 or 11.3 is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim shall survive with respect to such claim only until such claim is finally resolved.

11.2         Indemnification by the Seller.

(a)           Subject to the limitations set forth herein, Seller shall indemnify and defend the Buyer and its Affiliates and their respective stockholders, members, partners, managers, officers, directors, employees, agents, successors and assigns (the “Buyer Indemnitees”) against, and shall hold the Buyer Indemnitees harmless from, any Loss incurred by the Buyer Indemnitee in connection with, or otherwise with respect to (i) any breach of any representation or warranty made by the Company or the Seller under this Agreement or set forth in the certificate of the Company or the Seller delivered pursuant to the terms of this Agreement; provided that, for purposes of this Section 11.2(a), if there is a breach of any representation or warranty (after giving effect to any materiality, Material Adverse Effect or similar qualification) then, except for a breach of Section 4.8(a), the determination of the Losses upon such breach of any representation or warranty shall be made without regard to any materiality, Material Adverse Effect or similar qualification contained therein; (ii) any breach by the Company or the Seller of any covenant or obligation contained in this Agreement or any of the Ancillary Agreements; (iii) any Transaction Expense not shown on the Closing Transaction Expenses Certificate; (iv) any severance or similar amount required to be paid by the Buyer, the Company and/or any Company Subsidiary to any Person identified on Schedule 11.2(a) if such Person terminates employment following the consummation of the transactions contemplated hereby; and (v) any payment made to a third party for unclaimed property set forth on the balance sheet of the Company as of the Closing.

(b)           The Seller shall not be liable for any Loss or Losses (i) unless the claim for such Loss or Losses is brought within the Applicable Survival Period and (ii) for purposes of a claim pursuant to Section 11.2(a)(i) unless and until the aggregate amount of all Losses incurred by the Buyer Indemnitees exceeds $750,000 (the “Deductible”), and then only to the extent that such Losses exceed the Deductible; provided, however, that the cumulative indemnification obligation of the Seller under this Article XI and under Section 8.5 shall in no event exceed the Escrow Amount (the “Indemnity Cap”). Notwithstanding the foregoing, (x) with respect to Losses arising from a breach of any Core Representation or Section 4.6 (Taxes), the Buyer Indemnitees shall be permitted to recover such Losses without regard to the Deductible (and Seller shall have first-dollar liability) and (y) with respect to Losses arising from a breach of any Core Representation, if such Losses exceed the Indemnity Cap, then Buyer shall be entitled to recover such Losses up to the Excess Residual Value.

(c)           In addition to the limitations set forth in Section 11.2(b), the Seller shall not be obligated to indemnify the Buyer Indemnitees with respect to (i) any item disclosed in the Company Disclosure Schedule or in any MAE Notice, (ii) any covenant or condition waived by the Buyer on or prior to the Closing, or (iii) any indirect, special, incidental, consequential or punitive damages other than those with respect to Third Party Claims.

(d)           The Buyer acknowledges and agrees that, should the Closing occur, the sole and exclusive remedy of the Buyer Indemnitees with respect to any and all matters arising out of, relating to or connected with this Agreement, the Ancillary Agreements, the Company and its Subsidiaries and their respective assets and liabilities, and the other transactions contemplated hereby (other than (x) claims of, or causes of action arising from, fraud, or (y) with respect to the payment of any Working Capital Shortfall or Cash Shortfall) shall be pursuant to the indemnification provisions set forth in this Article XI. Notwithstanding anything to the contrary contained herein, except as set forth in Section 11.2(b) and the first sentence of this Section 11.2(d), the Escrow Amount shall constitute the sole and exclusive source of payment or recovery for all claims for indemnification by the Buyer Indemnitees pursuant to this Article XI. In furtherance of the foregoing, the Buyer (on behalf of itself, each of the Buyer Indemnitees and each of their respective Affiliates (including, following the Closing, any entity that acquires an interest in any of the Company and its Subsidiaries)) hereby waives, from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) which a Buyer Indemnitee may have against the Company, the Seller, any stockholder of the Seller, or any of their respective Affiliates arising under or based upon any Law or otherwise (except pursuant to the indemnification provisions set forth in this Article XI and with respect to the payment of any Working Capital Shortfall or Cash Shortfall).

11.3         Indemnification by Buyer. The Buyer shall indemnify and defend the Seller, its Affiliates and their respective stockholders, partners, members, managers, officers, directors, employees, agents, successors and assigns (the “Seller Indemnitees”) against, and shall hold the Seller Indemnitees harmless from, any Loss resulting from, arising out of, or incurred by the Seller Indemnitees in connection with, or otherwise with respect to any breach of any representation, warranty, covenant or agreement of the Buyer contained in this Agreement or any of the Ancillary Agreements.

11.4         Indemnification Procedure for Third Party Claims.

(a)           In the event that any claim or demand, or other circumstance or state of facts which could give rise to any claim or demand, for which an Indemnitor may be liable to an Indemnitee hereunder is asserted or sought to be collected by a third party (a “Third Party Claim”), the Indemnitee shall as soon as practicable notify the Indemnitor in writing of such Third Party Claim (a “Notice of Claim”). Failure or delay in notifying the Indemnitor will not relieve the Indemnitor of any Liability it may have to the Indemnitee, except and only to the extent that such failure or delay causes actual harm to the Indemnitor with respect to such Third Party Claim. The Notice of Claim shall (i) state that the Indemnitee has paid, to the extent then known by the Indemnitee, Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, and (ii) specify in reasonable detail to the extent then known by the Indemnitee each individual item of Loss included in the amount so stated, the date such item was paid or accrued, or the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant, breach of agreement or other claim to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder. The Indemnitee shall enclose with the Notice of Claim a copy of all papers served with respect to such Third Party Claim, if any, and any other documents evidencing such Third Party Claim.

(b)           If any action or proceeding referred to in Section 11.4(a) is brought against an Indemnitee and it provides a Notice of Claim, the Indemnitee will be entitled to participate in such action or proceeding, the relief sought is monetary damages and the Indemnitor gives written notice, for so long as the Indemnitor diligently conducts such defense, the Indemnitor will have thirty (30) days from the date on which the Indemnitor received the Notice of Claim to notify the Indemnitee that the Indemnitor desires to assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel reasonably acceptable to Indemnitee and at Indemnitor’s sole cost and expense (a “Third Party Defense”) unless the Indemnitee is also a party to such action and the Indemnitor determines in good faith that joint representation would be inappropriate. If the Indemnitor assumes the Third Party Defense in accordance herewith, (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim but the Indemnitor shall control the investigation, defense and settlement thereof so long as the Indemnitor diligently conducts such defense, (ii) the Indemnitee will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor and (iii) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim to the extent such judgment or settlement provides for equitable relief against the Indemnitee, or to the extent the Losses from such Third Party Claim would exceed the Indemnity Cap, without the prior written consent of the Indemnitee. The Parties will use commercially reasonable efforts to minimize Losses from Third Party Claims and will act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The Parties will also cooperate in any such defense and give each other reasonable access to all information relevant thereto, except to the extent the Indemnitee is also a party to the action and there are separate defenses that would be available to a party that could reasonably be expected to be prejudiced by such cooperation and access. Whether or not the Indemnitor has assumed the Third Party Defense, such Indemnitor will not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent.

(c)           If the Indemnitor does not assume the Third Party Defense within thirty (30) days of receipt of the Notice of Claim, the Indemnitee will be entitled to assume the Third Party Defense, at its sole cost and expense (or, if it is finally determined that the Indemnitee incurred a Loss with respect to the matter in question for which the Indemnitee is entitled to indemnification pursuant to Sections 11.2 or 11.3, as applicable, at the expense of the Indemnitor) upon delivery of notice to such effect to the Indemnitor; provided, however, that (i) the Indemnitor shall have the right to participate in the Third Party Defense at its sole cost and expense, but the Indemnitee shall control the investigation, defense and settlement thereof; (ii) the Indemnitor may at any time thereafter assume the Third Party Defense, in which event the Indemnitor shall bear the reasonable fees, costs and expenses of the Indemnitee’s counsel incurred prior to the assumption by the Indemnitor of the Third Party Defense, and (iii) the Indemnitor will not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent.

11.5         Indemnification Procedures for Non-Third Party Claims. The Indemnitee will notify the Indemnitor in writing promptly of its discovery of any matter that does not involve a Third Party Claim, such notice to contain the information set forth in the following sentence. The Notice of Claim shall (i) state that the Indemnitee has paid or accrued Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, and (ii) specify in reasonable detail to the extent then known by the Indemnitee each individual item of Loss included in the amount so stated, the date such item was paid or accrued, or the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant, breach of agreement or other claim to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder. In the event that the Indemnitor does not notify the Indemnitee that it disputes such claim within thirty (30) days from receipt of such Notice of Claim, the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to it under this Agreement. The Indemnitee will reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters. Such assistance and cooperation will include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

11.6         Calculation of Indemnity Payments.

(a)           The Indemnitee agrees to use its commercially reasonable efforts to pursue and collect on any material recovery available under any insurance policies; provided that there shall be no obligation to make a claim, and no offset against Losses shall be made, for claims that the Buyer may make under a representations and warranties insurance policy or an environmental liability insurance policy. The Indemnitor agrees that the Indemnitee shall have no obligation to maintain insurance other than against such losses and risks and in such amounts as are customary in the type and size of business to which the Indemnitee is engaged. The amount of Losses payable under this Article XI by the Indemnitor shall be reduced by any and all amounts actually received by the Indemnitee under applicable insurance policies or from any other Person alleged to be responsible therefor. If the Indemnitee actually receives any amounts under applicable insurance policies or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnitor, then such Indemnitee shall promptly reimburse the Indemnitor for any payment made or expense incurred by such Indemnitor in connection with providing such indemnification up to the amount received by the Indemnitee, net of any expenses incurred by such Indemnitee in collecting such amount.

(b)           The amount of Losses incurred by an Indemnitee with respect to an item shall be reduced by the amount of any income Tax benefit actually received by an Indemnitee with respect to such Losses. In addition, the amount of Losses with respect to a category of claim shall be limited to amounts that exceed the Final Reserve with respect to such claim.

11.7         Characterization of Indemnification Payments. Except as otherwise required by applicable law, the parties shall treat any indemnification payment made hereunder as an adjustment to the Purchase Price.

ARTICLE XII

MISCELLANEOUS

12.1         Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day, or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, and solely for purposes of Section 6.1 and Section 6.2, any of the foregoing or sent by electronic mail (with acknowledgment of receipt). Such communications, to be valid, must be addressed as follows:

If to the Buyer, to:

MidOcean Partners
320 Park Avenue, 17th Floor
New York, NY 10022
Attn: Tyler Zachem
Facsimile: (212) 497-1373
E-mail: TZachem@midoceanpartners.com and
TBillings@midoceanpartners.com

With a required copy to:

Kirkland & Ellis, LLP
655 15th Street, N.W., Suite 1200
Washington, DC 20005
Attn:	George P. Stamas, Esq.
Mark D. Director, Esq.
Andrew M. Herman, Esq.
Facsimile: (202) 879-5200
E-mail: GStamas@kirkland.com, MDirector@kirkland.com and
AHerman@kirkland.com

If to the Seller or the Company, to:

Palace Entertainment, Inc.
4590 MacArthur Boulevard, Suite 400
Newport Beach, CA 92660
Attn:	Larry Cochran, Chief Executive Officer
Chairman of the Board of Directors
Facsimile: (949) 261-1414
E-mail: lcochran@palaceentertainment.com

With a required copy to:

Paul, Hastings, Janofsky & Walker LLP
515 South Flower Street, 25th Floor
Los Angeles, CA 90071
Attn: Robert A. Miller, Jr., Esq.
Facsimile: (213) 627-0705
E-mail: RobertMiller@paulhastings.com

With a required copy to:

Windward Capital Management, LLC
712 Fifth Avenue, 21st Floor
New York, NY 10019
Attn: Mark C. Monaco
Facsimile(212) 382-6534
E-mail: mmonaco@windwardcap.com

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

12.2         Amendments and Waivers.

(a)           Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)           No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

12.3         Expenses. Except as otherwise provided in this Agreement, each party shall bear its own costs and expenses in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the Acquisition is consummated. At least one Business Day prior to the Closing, the Company shall deliver a certificate to the Buyer, signed by the President and Chief Financial Officer of the Company, setting forth a detailed listing of the Transaction Expenses and Professional Expenses (the “Closing Transaction Expenses Certificate”). As promptly as practicable following receipt of the Closing Transaction Expenses Certificate but no later than the Closing, the Buyer shall identify any adjustments that it believes are required to the Closing Transaction Expenses Certificate. If the Buyer identifies any adjustments, the Buyer and the Company shall use reasonable best efforts to resolve any dispute with respect to any such adjustment after which the Company shall re-deliver to the Buyer the Closing Transaction Expenses Certificate reflecting such adjustments.

12.4         Successors and Assigns. This Agreement may not be assigned by either party hereto without the prior written consent of the other party, except that Buyer may assign its rights and remedies with respect to representations, warranties, covenants and indemnities for the benefit of its and its affiliates’ lenders. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

12.5         Governing Law. This Agreement and the exhibits and schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

12.6         Consent to Jurisdiction. Each party hereto irrevocably submits to the exclusive jurisdiction of any state or Federal court located within the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby, and agrees to commence any such action, suit or proceeding only in such courts. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth herein shall be effective service of process for any such action, suit or proceeding. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

12.7         Counterparts. This Agreement may be executed in counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. The parties agree that the delivery of this Agreement, and the delivery of the Ancillary Agreements and any other agreements and documents at the Closing, may be effected by means of an exchange of facsimile signatures.

12.8         No Third Party Beneficiaries. Except as set forth in Section 7.2, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

12.9         Entire Agreement. This Agreement, the Ancillary Agreements, the Schedules and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the parties hereto with respect to the transactions contemplated by this Agreement. All Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

12.10       Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

12.11       Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.12       Specific Performance. The parties agree that irreparable damages would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to enforce specifically the terms and provisions hereof.

12.13       Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

12.14       Time of Essence. Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

SELLER:

PALACE ENTERTAINMENT, INC.

By:	/s/ LARRY B. COCHRAN
Name:	Larry B. Cochran
Title:	CEO

COMPANY:

FESTIVAL FUN PARKS, LLC

By:	/s/ LARRY B. COCHRAN
Name:	Larry B. Cochran
Title:	CEO

BUYER:

PALACE ENTERTAINMENT HOLDINGS, INC.

By:	/s/ TYLER ZACHEM
Name:	Tyler Zachem
Title:	President

Date Accepted by Buyer:

[Signature Page to Stock Purchase Agreement]

Exhibit A

ILLUSTRATIVE EXAMPLE OF ESTIMATED BALANCE SHEET STATEMENT

The following example calculation of the Estimated Balance Sheet Statement uses the November 30, 2005 working capital account balances as reported by Company management and is for illustrative purposes only. Preparation of the actual Estimated Balance Sheet Statement will be derived from estimated accounts balances as of the Closing Date.

Please see attached.